UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.    )
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HEALTHCARE TRUST OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT
FOR

2016
ANNUAL MEETING
OF STOCKHOLDERS

HTA

Healthcare Trust of America, Inc.

A Leading Owner and Operator of Medical Office Buildings

NYSE: HTA

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
April 29, 2016
Dear Stockholder:
On behalf of the Board of Directors, I invite you to attend the 2016 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. The meeting will be held on July 7, 2016 at 9:00 a.m. local time, at The Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255. We look forward to your attendance.
Attached are the Notice of Annual Meeting of Stockholders and proxy statement for the 2016 Annual Meeting of Stockholders. They describe the formal business to be acted upon by the stockholders.
At the 2016 Annual Meeting of Stockholders, we will present a report on the status of our business, our portfolio of properties and other related matters. Our stockholders will have an opportunity to ask questions at the meeting.
Your vote is very important. Regardless of the number of our shares you own, it is very important that your shares be represented at the 2016 Annual Meeting of Stockholders. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: vote at the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or sign, date and return in the pre-addressed envelope provided the enclosed proxy or voting instruction card. If you received only a Notice of Internet Availability of Proxy Materials (the “Notice”), by mail, you may vote your shares at the Internet site address listed on your Notice. You may also request a paper copy of the proxy materials by visiting the Internet site address listed on your Notice, calling the toll-free number listed on your Notice or sending an e-mail to the address listed on your Notice. This will not prevent you from voting in person at the 2016 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2016 Annual Meeting of Stockholders.
YOUR VOTE IS VERY IMPORTANT. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF, AND INTEREST IN, OUR COMPANY.

Sincerely,

/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer, President and Chairman

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 7, 2016
NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Healthcare Trust of America, Inc., a Maryland corporation, will be held on July 7, 2016 at 9:00 a.m. local time, at The Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255, for the following purposes:
1.  Election of Directors.    To consider and vote upon the election of the eight director nominees named in this proxy statement, each for a term of one-year and until his successor is duly elected and qualifies.
2. Ratification of Auditors.    To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016.
3.  Other Business.    To transact such other business as may properly come before the 2016 Annual Meeting of Stockholders and any postponement or adjournment thereof.
These items are discussed in the accompanying proxy statement. The proxy statement is made a part of this Notice of Annual Meeting. Our stockholders of record as of the close of business on April 22, 2016, are entitled to vote at the 2016 Annual Meeting of Stockholders. We reserve the right, in our sole discretion, to postpone or adjourn the 2016 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting. Healthcare Trust of America, Inc. has made these materials available to you on the Internet, or upon your request, has delivered printed versions of these materials to you by mail. The proxy materials for the 2016 Annual Meeting of Stockholders, including this Notice of Annual Meeting and the accompanying proxy statement, are being made available to stockholders entitled to vote at the 2016 Annual Meeting of Stockholders on or about May 16, 2016.
Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 7, 2016: Your vote is important to us and, thus, we urge you to submit your proxy early. You may revoke your proxy at any time prior to its exercise. If you attend the 2016 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously voted or authorized a proxy to vote your shares. This proxy statement and our 2015 Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Annual Report”), are available electronically at our website at www.htareit.com. We are utilizing the U.S. Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and the 2015 Annual Report. The Notice contains instructions on how to access those documents and authorize your proxy online. The Notice also contains instructions on how each of those stockholders can receive a paper copy of the proxy materials, including this proxy statement, the 2015 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the 2016 Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Robert A. Milligan
Robert A. Milligan
Chief Financial Officer, Secretary and Treasurer

HEALTHCARE TRUST OF AMERICA, INC.
PROXY STATEMENT
The Board of Directors of Healthcare Trust of America, Inc. (“HTA”) is soliciting proxies for exercise at the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) to be held on July 7, 2016 at 9:00 a.m. local time, at The Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255, and at any postponement or adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting. Unless otherwise indicated or required by the context, as used in this proxy statement, “the Company,” “we,” “us,” and “our” refer to HTA.
On or about May 16, 2016, the Notice and these proxy materials for the 2016 Annual Meeting, including this proxy statement, are being made available to stockholders entitled to vote at the 2016 Annual Meeting. We are utilizing the SEC rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and our 2015 Annual Report. The Notice contains instructions on how to access those documents and authorize a proxy online. The Notice also contains instructions on how each stockholder can receive a paper copy of the proxy materials, including this proxy statement, the 2015 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail.
The following questions and answers relate to the 2016 Annual Meeting.
What is the purpose of the 2016 Annual Meeting?
At the 2016 Annual Meeting, stockholders will consider and vote upon the following:

Item	Vote Required	Routine/ Non-Routine	Director Voting Recommendation
Proposal 1: The election of the eight director nominees named in this proxy statement, each to hold office for a one-year term expiring at the 2017 Annual Meeting of Stockholders and until his successor is duly elected and qualifies.
	Majority of Votes Cast	Non-Routine	FOR
Proposal 2: The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2016.	Majority of Votes Cast	Routine	FOR
Management will also report on our accomplishments to date, including our business and our portfolio of properties. Management will also respond to questions from stockholders.
What happens if additional proposals are presented at the 2016 Annual Meeting?
Other than the matters described in this proxy statement, we are not aware of any additional matters to be presented for a vote at the 2016 Annual Meeting. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares as they see fit on any additional matters properly presented for a vote at the 2016 Annual Meeting.
Who is entitled to vote?
Only stockholders of record at the close of business on April 22, 2016, the record date for the 2016 Annual Meeting, are entitled to receive notice and to vote the shares of common stock that they hold on that date at the 2016 Annual Meeting, including any postponements or adjournments. As of the record date, we had 136,625,278 shares of common stock issued and outstanding and entitled to vote. You are entitled to one vote for each share of common stock you held as of the record date.
What is the difference between a “record holder” and stockholder who holds stock in “street name”?
Stockholders of Record.    If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record with respect to those shares and the Notice or proxy materials were sent directly to you by Broadridge Financial Solutions.
Street Name Holders.    If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name”. The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the 2016 Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

How do I vote?
If you are a stockholder of record you may vote in one of the following ways:
Vote by Internet. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 6, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy.
Vote by phone. Use any touch-tone telephone to transmit your proxy up until 11:59 P.M. Eastern Time on July 6, 2016. Have your proxy card in hand when you call and then follow the instructions.
Vote by mail. Mark, sign and date your proxy card and return it in the postage-paid envelope provided to you and return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Vote in person. Vote your shares by attending the 2016 Annual Meeting in person to be held on July 7, 2016 at 9:00 a.m. local time, at The Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255.
If you hold shares of our common stock in street name, you may direct how your shares are voted at the 2016 Annual Meeting by submitting voting instructions over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by the institution that holds your shares. As a beneficial owner of shares held in street name, you may not vote shares of common stock in person at the 2016 Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the 2016 Annual Meeting.
What are “routine” and “non-routine” matters and how are abstentions and broker non-votes counted?
A broker or other nominee holding shares for a beneficial owner may generally vote on “routine” matters without receiving voting instructions, but may not vote on “non-routine” matters without receiving voting instructions. A broker “non-vote” occurs when a broker, holding shares for a beneficial owner exercises its discretion to vote the uninstructed shares on a particular “routine” proposal but does not vote on a particular “non-routine” proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. The election of directors (Proposal 1) is considered a “non-routine” matter and, therefore, a broker may not vote shares held for a beneficial owner without instructions and there may consequently be broker non-votes in connection with Proposal 1. Therefore, we strongly encourage you to instruct your broker on how you wish to vote your shares on the election of directors. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and, therefore, will not affect the outcome of Proposal 1. The ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2016 (Proposal 2) is considered a “routine” matter and, therefore, a broker may vote shares held for a beneficial owner without instructions and no broker non-votes are expected to occur in connection with Proposal 2. Pursuant to Maryland law, broker non-votes and abstentions are not considered votes cast, but are counted as present for quorum purposes.
What constitutes a quorum?
If stockholders entitled to cast a majority of all of the votes entitled to be cast are present at the 2016 Annual Meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes, if any, will be considered present for the purpose of determining the presence of a quorum.
Can I revoke my proxy after I have voted?
You may revoke your proxy at any time before the proxy is exercised at the 2016 Annual Meeting by:

•	delivering to our Secretary a written notice of revocation;

•	attending the 2016 Annual Meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request);

•	returning a properly signed proxy card bearing a later date than your first proxy card (if received before the 2016 Annual Meeting); or

•	authorizing a later dated proxy using the telephone or Internet (if received before the deadline for telephone or Internet proxies).
If you hold shares of our common stock in street name, you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What vote is required to approve each proposal that comes before the 2016 Annual Meeting?
Election of directors.    To elect a director nominee, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the nominee. This means a director nominee must receive more votes “for” than “against” to be elected, with abstentions and broker non-votes not counting as votes “for” or “against.” If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he will continue to serve as a “holdover” director until his successor is duly elected and qualifies.
Ratification of auditors.    To approve the ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions will have no impact on the proposal to ratify the appointment of Deloitte. The ratification of the appointment of Deloitte is deemed to be a “routine” matter and brokers will be permitted to vote uninstructed shares as to such matter.
How can I find the results of the 2016 Annual Meeting?
Preliminary results will be announced at the 2016 Annual Meeting. We intend to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the 2016 Annual Meeting.
What happens if the 2016 Annual Meeting is postponed or adjourned?
Your proxy will still be effective and will be voted at the rescheduled 2016 Annual Meeting. You will still be able to change or revoke your proxy until it is voted.
Who will bear the costs of soliciting votes for the 2016 Annual Meeting?
HTA will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Broadridge Financial Solutions to assist us in connection with the solicitation of proxies for a fee of $4,500, plus reasonable out of pocket expenses. In addition to the mailing of the Notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the Notice and proxy solicitation materials to our stockholders.
How do I get additional copies of SEC filings?
Copies of HTA’s financial reports, including its reports to the SEC filed on Forms 10-K and 10-Q, with financial statements and financial statement schedules, but without exhibits, are available without cost by sending your written request to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, or by calling (480) 998-3478, or by sending an e-mail to the following address: info@htareit.com. We file information electronically with the SEC, and the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants (including HTA) that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Copies of SEC filings, including exhibits, can also be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.htareit.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to our Secretary at the address furnished above. We will furnish the copy upon payment of a fee to reimburse our expenses.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This proxy statement contains both historical and forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about the Company, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Forward-looking statements include information concerning possible or assumed future results of operations of the Company. The forward-looking statements included in this proxy statement are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which our property investments are geographically concentrated;

•	retention of our senior management team;

•	financial stability and solvency of our tenants;

•	supply and demand for operating properties in the market areas in which we operate;

•	our ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in our credit facilities;

•	changes in our credit ratings;

•	our ability to remain qualified as a REIT;

•	changes in accounting principles generally accepted in the United States of America, policies and guidelines applicable to REITs;

•	delays in liquidating defaulted mortgage loan investments; and

•	the risk factors set forth in our 2015 Annual Report or any subsequent filings with the SEC.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement or that may be made elsewhere from time to time by, or on behalf of, us.

OVERVIEW OF 2015 PERFORMANCE
HTA is a real estate investment trust (“REIT”) and one of the leading owners and operators of medical office buildings (“MOBs”) in the United States (“U.S.”). Our primary objective is to generate stockholder value through consistent and growing dividends and appreciation of real property values.
Since 2006, we have invested $3.6 billion to create a portfolio of MOBs and other healthcare assets totaling approximately 15.5 million square feet of gross leasable area (“GLA”) across 28 states, with no state having more than 13% of our total GLA as of December 31, 2015.
Company Highlights
Portfolio Operating Performance

•
For the year ended December 31, 2015, net income was $0.26 per diluted share, or $33.6 million, compared to $0.37 per diluted share, or $46.0 million, for the year ended December 31, 2014. Net income for the year ended December 31, 2014 included gains on the sales of real estate of $27.9 million.

•
For the year ended December 31, 2015, HTA’s Normalized Funds from Operations (“FFO”) was $1.53 per diluted share, or $195.9 million, an increase of $0.07 per diluted share, or 4.8%, compared to the year ended December 31, 2014. For the year ended December 31, 2015, HTALP’s Normalized FFO was $1.53 per diluted unit, or $195.9 million, an increase of $0.07 per diluted unit, or 4.8%, compared to the year ended December 31, 2014. For additional information on Normalized FFO, see “Non-GAAP Financial Measures” below.

•	For the year ended December 31, 2015, our total revenue increased 8.7%, or $32.3 million, to $403.8 million, compared to the year ended December 31, 2014.

•
For the year ended December 31, 2015, our Net Operating Income (“NOI”) increased 8.7%, or $22.4 million, to $280.4 million, compared to the year ended December 31, 2014. For additional information on NOI, see “Non-GAAP Financial Measures” below.

•	For the year ended December 31, 2015, our Same-Property Cash NOI increased 2.9%, or $6.2 million, to $224.0 million, compared to the year ended December 31, 2014.

•	For additional information on Same-Property Cash NOI, see “Non-GAAP Financial Measures” below.
Internal Growth Through Proactive Asset Management Leasing and Property Management

•	As of December 31, 2015, our leased rate (includes leases which have been executed, but which have not yet commenced) was 92.0% by GLA and our occupancy rate was 91.4% by GLA.

•	During the year ended December 31, 2015, we entered into new and renewal leases on approximately 1.0 million square feet of GLA, or 6.6% of our portfolio.

•
Tenant retention for the Same-Property portfolio was 80% for the year, which we believe is indicative of our commitment to maintaining buildings in desirable locations and fostering strong tenant relationships. Tenant retention is defined as the sum of the total leased GLA of tenants that renewed a lease during the period over the total GLA of leases that renewed or expired during the period.

•	As of December 31, 2015, our in-house property management and leasing platform operated approximately 14.6 million square feet of GLA, or 94%, of our total portfolio.
Key Market Focused Strategy and Investments
We have been one of the most active investors in the medical office sector over the last nine years and have developed a strong presence across 15 to 20 key markets. In each of these markets we have established a strong asset management and leasing platform that has allowed us to develop valuable relationships with health systems, physician practices, universities, and regional development firms that have led to investment and leasing opportunities. Our local platforms have also enabled us to focus on generating cost efficiencies as we gain scale across individual markets and regions.

•
As of December 31, 2015, we had approximately 700,000 to 1.0 million square feet of GLA in each of our top ten markets. We expect to establish this scale across 20 to 25 key markets as our portfolio expands.

•	Our key markets represent top metropolitan statistical areas with strong growth metrics in jobs and population, low unemployment and mature healthcare infrastructures.

•	Our investment strategy includes the alignment with key healthcare systems, hospitals and leading academic medical universities.

•
Over the last several years, our investments have been focused in our key markets, with the majority of our investments also being located either on the campuses of, or aligned with, nationally and regionally recognized healthcare systems.

•
During the year ended December 31, 2015, we acquired investments of $280.9 million, all of which were located in our key markets of Atlanta, Boston, Charleston, Columbus, Indianapolis and Raleigh, and a vast majority were located on the campuses of, or aligned with, nationally and regionally recognized healthcare systems.

•
Part of our investment strategy also includes recycling assets that are now considered non-core or are located outside our key markets. During the year ended December 31, 2015, we completed dispositions of six MOBs for an aggregate gross sales price of $35.7 million, generating a gain of $0.2 million. Net of dispositions, the increase in our portfolio size was approximately 7.4% based on purchase price.

Financial Strength and Balance Sheet Flexibility

•
As of December 31, 2015, we had total liquidity of $639.6 million, including cash and cash equivalents of $13.1 million and $626.5 million available on our unsecured revolving credit facility (includes the impact of $5.5 million of outstanding letters of credit). Our leverage ratio of debt to capitalization was 31.4%.

•	During 2015, we issued and sold approximately $45.0 million of common stock through the at-the-market offering program, at an average price of $25.00 per share.

•
In February 2015, we amended our unsecured revolving credit and term loan facility (the “Unsecured Credit Agreement”). The amendment added an additional lender and increased the amount available under the unsecured revolving credit facility by $50.0 million to $850.0 million. The other existing terms of the Unsecured Credit Agreement were unchanged.

•	We generated annual returns of 4.8%. The percentage increase exceeded the SNL Healthcare Index by 1,200 basis points and the MSCI US REIT (RMS) Index by 230 basis points.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board of Directors currently consists of nine directors, and eight of these directors are being nominated to serve as directors pursuant to this Proxy Statement. Mr. Patterson has elected not to stand for re-election as a director at the 2016 Annual Meeting and, thus, he is not a director nominee in this Proxy Statement. Immediately after the 2016 Annual Meeting our Board of Directors will consist of eight directors. Our charter and bylaws provide for a minimum of three and a maximum of 15 directors. Upon recommendation by the Nominating and Corporate Governance Committee, our Board of Directors has nominated each of the following incumbent directors for reelection to our Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified: Scott D. Peters, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Peter N. Foss, Daniel S. Henson, Larry L. Mathis, and Gary T. Wescombe.
Our bylaws permit the Board of Directors to increase the number of directors, from time to time, by a majority of the entire Board of Directors. In April 2016, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, appointed Mr. Henson as a new member of the Board of Directors to serve for the remainder of the term until the 2016 Annual Meeting. Mr. Henson was initially identified as a potential director nominee by Mr. Foss. Following an evaluation and screen of Mr. Henson’s proposed candidacy as a director, the Nominating and Corporate Governance Committee recommended his election to the Board of Directors, and our Board of Directors approved that recommendation.
Unless otherwise instructed on the proxy, the shares represented by proxies will be voted “FOR” all nominees who are named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he will serve on the Board of Directors for a one-year term and until his successor is duly elected and qualifies. If any nominee becomes unable or unwilling for good cause to serve as a director if elected, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors or for the balance of the nominees, leaving a vacancy, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors. We are not aware of any family relationship among any of the nominees to become directors or executive officers of HTA. Each of the nominees for election as director has advised us that there is no arrangement or understanding of any kind between him and any other person relating to his election as a director except that such nominees have agreed to serve as our directors if elected.
The Board of Directors recommends a vote “FOR” all nominees named above for election as directors.
Director Nominees
Biographical Information
The following table and biographical descriptions set forth information with respect to the individuals who are our director nominees.

Name	Age	Biographical Descriptions	Director Since
Scott D. Peters Chief Executive Officer, President and Chairman of the Board	58
Mr. Peters has served as our Chairman of the Board since July 2006, Chief Executive Officer since April 2006 and President since June 2007. He served as the Chief Executive Officer, President and a director of Grubb & Ellis Company (“Grubb & Ellis”), our former sponsor, from December 2007 to July 2008, and as the Chief Executive Officer, President and director of NNN Realty Advisors, a wholly owned subsidiary of Grubb & Ellis, from its formation in September 2006. Through its merger with GBE, Mr. Peters served as Executive Vice President and Chief Financial Officer of Triple Net Properties, Inc. from September 2004 to November 2006. From April 2006 to 2007, Mr. Peters served as a director of NNN Apartment REIT, Inc. Mr. Peters served as President and Chief Executive Officer of G REIT, Inc. from 2005 to 2006, having previously served as the company’s Executive Vice President and Chief Financial Officer from September 2004. From February 1997 to February 2007, Mr. Peters served as Senior Vice President, Chief Financial Officer and a director of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)), a publicly traded REIT. From 1992 through 1996, Mr. Peters served as Executive Vice President and Chief Financial Officer of the Pacific Holding Company (LSR) in Los Angeles. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Properties, Inc. Mr. Peters received a B.B.A. degree in Accounting and Finance from Kent State University.
			2006

Name	Age	Biographical Descriptions	Director Since
W. Bradley Blair, II Lead Independent Director	72
Mr. Blair was appointed as our lead independent director in December 2014 and has served as an independent director of the Company since September 2006. Mr. Blair served as the Chief Executive Officer, President and Chairman of the board of directors of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)) from the time of its formation as a REIT and initial public offering in 1997 until his resignation and retirement in November 2007. During such term, Mr. Blair managed the acquisition, operation, leasing and disposition of the assets of the portfolio. From 1993 until February 1997, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of The Legends Group, Mr. Blair was responsible for all aspects of operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair Conaway Bograd & Martin, P.A., a law firm specializing in real estate, finance, taxation and acquisitions. Currently, Mr. Blair operates the Blair Group consulting practice, which focuses on real estate acquisitions and finance. Mr. Blair received a B.S. degree in Business from Indiana University in Bloomington, Indiana and a Juris Doctorate degree from the University of North Carolina School of Law. Mr. Blair is a member of the American Bar Association and the North Carolina Bar Association.
			2006

Maurice J. DeWald Independent Director	76
Mr. DeWald has served as an independent director of the Company since September 2006. He has served as the Chairman and Chief Executive Officer of Verity Financial Group, Inc., a financial advisory firm, since 1992, where the primary focus has been in both the healthcare and technology sectors. Mr. DeWald also serves as a director of Targeted Medical Pharma, Inc. Mr. DeWald also previously served as a director of Tenet Healthcare Corporation, ARV Assisted Living, Inc. and Quality Systems, Inc. From 1962 to 1991, Mr. DeWald was with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of their board of directors and the managing partner of the Orange County, Los Angeles, and Chicago offices. Mr. DeWald has served as Chairman and director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald received a B.B.A. degree in Accounting and Finance from the University of Notre Dame and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant (inactive), and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
			2006

Warren D. Fix Independent Director	77
Mr. Fix has served as an independent director of the Company since September 2006. Mr. Fix also serves as a director of First Foundation, Inc., First Foundation Bank, and CT Realty Investors. Until November of 2008, when he completed a process of dissolution, he served for five years as the Chief Executive Officer of WCH, Inc., formerly Candlewood Hotel Company, Inc., having served as its Executive Vice President, Chief Financial Officer and Secretary since 1995. During his tenure with Candlewood Hotel Company, Inc., Mr. Fix oversaw the development of a chain of extended-stay hotels, including 117 properties aggregating 13,300 rooms. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree Hotels, primarily developing debt and equity sources of capital for hotel acquisitions and refinancing. Mr. Fix has been and continues to be a partner in The Contrarian Group, a business management and investment company since December 1992. From 1989 to December 1992, Mr. Fix served as President of The Pacific Company, a real estate investment and development company. During his tenure at The Pacific Company, Mr. Fix was responsible for the development, acquisition and management of an apartment portfolio comprising in excess of 3,000 units. From 1964 to 1989, Mr. Fix held numerous positions, including Chief Financial Officer, of The Irvine Company, a major California-based real estate firm that develops residential property, for-sale housing, apartments, commercial, industrial, retail, hotel and other land related uses. Mr. Fix was one of the initial team of ten professionals hired by The Irvine Company to initiate the development of 125,000 acres of land in Orange County, California. Mr. Fix is a Certified Public Accountant (inactive). He received his B.A. degree from Claremont McKenna College and is a graduate of the UCLA Executive Management Program, the Stanford Financial Management Program, the UCLA Anderson Corporate Director Program, and the Stanford Directors’ Consortium.
			2006

Name	Age	Biographical Descriptions	Director Since
Peter N. Foss Independent Director	72
Mr. Foss has served as an independent director of the Company since April 2015. Mr. Foss was President of General Electric Company’s (“GE”) Olympic Sponsorship and Corporate Accounts from 2003 until his retirement in February 2013. In addition, Mr. Foss was General Manager for Enterprise Selling, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. Mr. Foss was rehired by GE in November 2013 to serve as the leader of the GE/NFL Brain Research Program. He has been with GE for 35 years and, prior to his most recent positions, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to GE Polymerland, Mr. Foss served in various commercial roles in the company, including introducing LEXAN® film in the 1970s, and was the Market Development Manager on the ULTEM® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions, including leading the GE Plastics effort in Mexico in the mid-1990s. Mr. Foss serves on the boards of Capital Bank, N.A., the operating subsidiary of Capital Bank Financial Corp. (Nasdaq: CBF), and Polymer Group, Inc., a Blackstone portfolio company. Mr. Foss previously served on the board of directors of Capital Bank Corp., Green Bankshares and TIB Financial Corp. In addition, Mr. Foss serves as the President of the ALS Finding a Cure Foundation. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.
			2015

Daniel S. Henson Independent Director	55
Mr. Henson has served as an independent director of the Company since April 2016. Mr. Henson has over 25 years of experience with the General Electric Company, serving in various leadership capacities. He last served as an officer of GE Company and Executive Vice President of GE Capital, overseeing commercial lending and leasing businesses in North America. Prior to that, he served as Chief Marketing Officer for the General Electric Company. As a GE Capital Leader, Mr. Henson ran the largest segment of the biggest non-bank financial institution in the U.S., and was a member of the GE Corporate Executive Council. Mr. Henson was responsible for restructuring GE Capital’s Lending and Leasing businesses after the 2008 financial crisis, where he merged ten product platforms into a single segment, leveraging shared functional leadership and operational centers of excellence and reducing expenses. In addition, Mr. Henson has been acknowledged for successfully implementing and achieving strategic growth initiatives. He had an integral role in risk management and compliance, including risk assessments. He has also played an active role in the divestiture process of GE Capital from GE Corporate. He formed a variety of strategic joint ventures and has a global market perspective having spent three years in Mexico and three years in London with GE Capital. Mr. Henson graduated with a degree from George Washington University’s School of Government and Business Administration in Washington, D.C.
			2016

Larry L. Mathis Independent Director	72
Mr. Mathis has served as an independent director of the Company since April 2007. Since 1998 he has served as an executive consultant with D. Peterson & Associates in Houston, Texas, providing counsel to select clients on leadership, management, governance and strategy, and is the author of The Mathis Maxims, Lessons in Leadership.  For over 35 years, Mr. Mathis held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States. Mr. Mathis was the founding President and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, having served that institution in various executive positions for 27 years, including the last 14 years as Chief Executive Officer before his retirement in 1997. During his extensive career in the healthcare industry, he has served as a member of the board of directors of a number of national, state and local industry and professional organizations, including Chairman of the board of directors of the Texas Hospital Association, the American Hospital Association, and the American College of Healthcare Executives (“ACHE”), and he has served the federal government as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. For his work in the healthcare field, Mr. Mathis was inducted into the ACHE and Modern Healthcare Hall of Fame in 2016. From 1997 to 2003, Mr. Mathis was a member of the board of directors and Chairman of the Compensation Committee of Centerpulse, Inc., and from 2004 to 2014 was a member of the board and Chairman of the nominating and governance committee of Alexion Pharmaceuticals, Inc., both U.S. publicly traded companies. Mr. Mathis received a B.A. degree in Social Sciences from Pittsburg State University and a M.A. degree in Health Administration from Washington University in St. Louis, Missouri.
			2007

Name	Age	Biographical Descriptions	Director Since
Gary T. Wescombe Independent Director	73
Mr. Wescombe has served as an independent director of the Company since October 2006. He manages and develops real estate operating properties through American Oak Properties, LLC, where he is a principal. He is also a director, Chief Financial Officer and Treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. From October 1999 to December 2001, he was a partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe also served as a director of G REIT, Inc. from December 2001 to January 2008 and has served as chairman of the trustees of G REIT Liquidating Trust since January 2008. Mr. Wescombe received a B.S. degree in Accounting and Finance from San Jose State University and is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants.
			2006

Board Experience and Director Qualifications
Our Board of Directors has diverse and extensive knowledge and expertise in industries that are of particular importance to us, including the real estate and healthcare industries. This knowledge and experience includes acquiring, financing, developing, constructing, leasing, managing and disposing of both institutional and non-institutional commercial real estate. In addition, our Board of Directors has extensive and broad legal, auditing and accounting experience. Our Board of Directors has numerous years of hands-on and executive level commercial real estate experience drawn from a wide range of disciplines. The Board of Directors has nominated each director to serve on the Board of Directors based on the unique skills he brings to the Board of Directors, as well as how such skills collectively enhance our Board of Directors. On an individual basis:

Name	Board Experience and Qualifications
Scott D. Peters
Mr. Peters has over 25 years of experience in managing publicly traded REITs and brings insight into all aspects of our business due to both his current role and his history with the Company. Mr. Peters co-founded the Company in 2006 and has served as our Chief Executive Officer since inception. Mr. Peters also has substantial expertise in finance, accounting and real estate, having previously served a variety of companies as Chief Financial Officer. His comprehensive experience and extensive knowledge and understanding of the healthcare and real estate industries has been instrumental in the creation, development and growth of the Company, as well as our current investment strategy.

W. Bradley Blair, II
Mr. Blair, our lead independent director, provides broad real estate and legal experience, having served a variety of companies in advisory, executive and/or director roles for over 35 years, including over 10 years as Chief Executive Officer, President and Chairman of the board of directors of a publicly traded REIT. He also operates a consulting practice which focuses on real estate acquisitions and finance. His diverse background in other business disciplines, coupled with his deep understanding and knowledge of real estate, contributes to the quality guidance and oversight he brings to our Board of Directors.

Maurice J. DeWald
Mr. DeWald, based on his 30 year career with the international accounting and auditing firm of KPMG LLP, offers substantial expertise in accounting and finance. Mr. DeWald also has over 15 years of experience as a director of a number of companies in the healthcare, financial, banking and manufacturing sectors.

Warren D. Fix
Mr. Fix offers financial and management expertise, with particular industry knowledge in real estate, hospitality, agriculture and financial services. He has served in various executive and/or director roles in a number of public and private companies in the real estate, financial and technology sectors, for over 40 years.

Peter N. Foss
Mr. Foss offers significant experience in marketing and sales based on his over 30 year career at GE.  During his time at GE, he has had extensive involvement with the healthcare industry. In addition to leading GE’s global sales efforts, which included its global Healthcare division, he was also instrumental in founding the GE/NFL Brain Research Program. These roles allowed Mr. Foss to develop extensive relationships with leading healthcare providers and also provided him with a keen understanding of the changing delivery of care. These relationships and his significant business experience at GE provide the Board of Directors insight regarding matters affecting the Company’s tenants and trends in the healthcare industry.

Name	Board Experience and Qualifications
Daniel S. Henson
Mr. Henson provides more than 25 years of knowledge and expertise in the financial services industry focusing on real estate investments and financial structures, including mergers and acquisitions, as well as forming strategic joint ventures. He has a proven track record in developing and implementing strategic plans and initiatives, while also focusing on organization development, financial and operational risk management as well as compliance. He currently serves as an officer of GE Company and Executive Vice President of GE Capital, overseeing commercial lending and leasing businesses in North America.

Larry L. Mathis
Mr. Mathis brings extensive experience in the healthcare industry, having held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States for over 35 years, including serving as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. He was the founding President and Chief Executive Officer of Methodist Hospital System in Houston, Texas, and has served as an executive consultant in the healthcare sector for over ten years.

Gary T. Wescombe
Mr. Wescombe provides expertise in accounting, real estate investments and financing strategies, having served a number of companies in various executive and director roles for over 40 years in both the real estate and non-profit sectors, including almost 30 years as a partner with Ernst & Young LLP. He currently manages and develops real estate operating properties as a principal of a real estate company.

CORPORATE GOVERNANCE
Board of Directors
The Board of Directors held six meetings during the year ended December 31, 2015. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the year and the total number of meetings held by all committees of the Board of Directors on which he served during the periods in which he served.
Board Leadership Structure
The Nominating and Corporate Governance Committee and the Board of Directors believe it is important to select the Chairman of the Board of Directors (the “Chairman”) and Chief Executive Officer in the manner they consider in the best interests of the Company at any given point in time. The members of the Nominating and Corporate Governance Committee and the Board of Directors possess considerable business experience and in-depth knowledge of the issues the Company faces and, therefore, are in the best position to evaluate our needs and how best to organize our leadership structure to meet those needs. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Nominating and Corporate Governance Committee and the Board of Directors believe that the most effective leadership structure for the Company at this time is for Mr. Peters to serve as both our Chairman and Chief Executive Officer. Mr. Peters’ combined role as Chairman and Chief Executive Officer serves as a bridge between the Board of Directors and management and provides unified leadership for developing and implementing our strategic initiatives and business plans.
Lead Independent Director
The lead independent director’s specific responsibilities include, among other things, to preside at all meetings at which the Chairman is not present, including executive sessions of independent directors, to call meetings of independent directors, to function as a liaison with the Chairman, to approve board meeting agendas and to schedule and confer with the Chairman on strategic planning matters and transactions. In December 2014, the Nominating and Corporate Governance Committee approved Mr. Blair as the lead independent director for an initial term of two years until the 2016 Annual Meeting. Any subsequent lead independent director shall be elected annually for a term of one-year. The Board of Directors believes this allocation of responsibility provides for effective leadership while maintaining independence.
A full list of the lead independent director’s duties and responsibilities is also available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com.
Director Attendance at Annual Meetings of Stockholders
Although we have no policy with regard to attendance by the members of the Board of Directors at our annual meetings of stockholders, we invite and encourage the members of the Board of Directors to attend our annual meeting of stockholders to foster communication between our stockholders and the Board of Directors. All of our directors attended the 2015 Annual Meeting of Stockholders in person or telephonically.
Contacting the Board of Directors
Any stockholder or other interested party who desires to contact members of the Board of Directors may do so by writing to: Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. The lead independent director or the independent directors as a group may also be contacted by writing to: Healthcare Trust of America, Inc., Independent Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors, or to one or more independent directors as deemed appropriate by our Secretary, depending on to whom the communication is addressed or other facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.
Director Independence
We currently have a nine member Board of Directors. Mr. Patterson has elected not to stand for re-election as a director at the 2016 Annual Meeting and, thus, he is not a director nominee in this Proxy Statement. Thus, immediately after the 2016 Annual Meeting our Board of Directors will consist of eight directors. Our independent directors meet throughout the year in regularly scheduled executive sessions. Our charter provides that a majority of our directors must be “independent directors”. We consider W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Peter N. Foss, Daniel S. Henson, Larry L. Mathis, Steve W. Patterson and Gary T. Wescombe to be “independent directors” as defined in our charter and under New York Stock Exchange (“NYSE”) and SEC rules. Our Nominating and Corporate Governance Committee evaluates each of our named director’s, other than Mr. Peters’, independence on an annual basis by considering, various factors, including, among others, any conflicts of interest. As currently defined in our charter, the term “independent director” means:

“[A] Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Corporation or its Affiliates by virtue of (i) employment by the Corporation or any of its Affiliates; (ii) performance of services, other than as a Director, for the Corporation; or (iii) maintenance of a material business or professional relationship with the Corporation or any of its Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the director from the Corporation and its Affiliates (excluding fees for serving as a director of the Corporation or other REIT or real estate program that is organized, advised or managed by the Corporation and its Affiliates) exceeds five percent of either the director’s annual gross income during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with the Corporation or its Affiliates shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Corporation or its Affiliates.”
In addition, our Audit Committee members qualify as independent under the NYSE’s and SEC’s rules applicable to Audit Committee members.
Risk Management
The Board of Directors and each of its committees play an important role in overseeing the management of the Company’s risks. The Board of Directors regularly reviews our material risks and exposures, including operational, strategic, financial, legal and regulatory risks. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies that are responsive to our risk profile, integrating consideration of risk and risk management into our decision-making process, and promulgating policies and procedures to ensure that information with respect to material risks is transmitted to senior executives, as well as to our Board of Directors and appropriate committees of our Board of Directors. Our Board of Directors maintains oversight of the Company’s risk management activities through the work of our Audit, Compensation, Nominating and Corporate Governance, Investment, and Risk Management Committees.
The Risk Management Committee has primary responsibility at the Board of Directors level for overseeing our risk management activities. The Risk Management Committee’s responsibilities include reviewing and discussing with management and our independent auditors any significant risks or exposures faced by us, the steps management has taken to identify, mitigate, monitor, control or avoid such risks or exposures, and our underlying policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews the management of financial risk and our policies regarding risk assessment and risk management. The Compensation Committee reviews the management of risks relating to our compensation plans and arrangements. The Investment Committee reviews the risks associated with our acquisitions. The Nominating and Corporate Governance Committee reviews the management of risks relating to regulatory compliance and our corporate governance policies.
Our Board of Directors is regularly informed regarding the risk oversight discussions and activities of each of these committees. In addition, members of management responsible for managing our risk periodically report to the Board of Directors regarding risk management matters.
Committees of the Board of Directors
Our Board of Directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a Board of Directors meeting, provided that the majority of the members of each committee are independent directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Investment Committee and a Risk Management Committee.

The following table sets forth the current members of our committees.

Name	Audit	Compensation	Nominating & Corporate Governance	Investment	Risk Management
W. Bradley Blair, II	Member	Member	Member	Chairman	Member
Maurice J. DeWald	Chairman	Member	—	—	Member
Warren D. Fix	Member	Member	Chairman	Member	—
Peter N. Foss	Member	Member	—	Member	—
Larry L. Mathis	—	Member	Member	—	Chairman
Daniel S. Henson (1)			Member	Member	Member
Steve W. Patterson (2)	—	—	Member	Member	Member
Gary T. Wescombe	Member	Chairman	—	Member	—

(1) Mr. Henson was appointed to the Board of Directors in April 2016.
(2) Mr. Patterson has advised the Board of Directors that he will not stand for re-election at the 2016 Annual Meeting. Accordingly, the Board of Directors has not nominated Mr. Patterson to stand for re-election at the 2016 Annual Meeting. Until the 2016 Annual Meeting, Mr. Patterson will continue as a member of the Board of Directors and will continue to fulfill his duties within the committees noted above.

The primary responsibilities of the committees listed above are as follows:
Audit Committee.    The primary responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to our stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee is responsible for the selection, evaluation and, when necessary, replacement of our independent registered public accounting firm. Under our Audit Committee charter, the Audit Committee will always be comprised solely of independent directors. Mr. DeWald and has been designated as the Audit Committee financial expert. The Audit Committee held seven meetings during the year ended December 31, 2015.
Compensation Committee.    The primary responsibilities of the Compensation Committee are to advise the Board of Directors on compensation policies, establish performance objectives for our executive officers, prepare the report on executive compensation for inclusion in our annual proxy statement, review and recommend to our Board of Directors the appropriate level of director compensation and annually review our compensation strategy and assess its effectiveness. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. Under the Compensation Committee charter, the Compensation Committee will always be comprised solely of independent directors. The Compensation Committee held four meetings during the year ended December 31, 2015.
Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the “Compensation Discussion and Analysis” section below.
Nominating and Corporate Governance Committee.    The primary responsibilities of the Nominating and Corporate Governance Committee are to identify qualified individuals to become members of the Board of Directors, to recommend to the Board of Directors the selection of director nominees for election at the annual meeting of stockholders, to make recommendations regarding the composition of our Board of Directors and its committees, to assess director independence and the effectiveness of the Board of Directors, to develop and implement corporate governance guidelines and to oversee our compliance and ethics program. The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2015.
The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Recommendations should be delivered to: Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Recommendations must include, among other things, the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected and a completed questionnaire (which questionnaire shall be provided by us, upon request, to the stockholder making the recommendation). Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of this proxy statement.

In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principle that each director should: (i) be an individual of high character and integrity; (ii) be accomplished in his or her respective field, with superior credentials and recognition; (iii) have relevant expertise and experience upon which to be able to offer advice and guidance to management; (iv) have sufficient time available to devote to our affairs; (v) represent the long-term interests of our stockholders as a whole; and (vi) represent a diversity of background and experience. In addition, candidates with healthcare relationships and real estate experience are given preferential consideration.
We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience on the Board of Directors as a whole when identifying and selecting nominees for the Board of Directors.
Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the annual meeting of stockholders. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.
Investment Committee.    The primary responsibility of the Investment Committee is to assist the Board of Directors in reviewing proposed acquisitions presented by our management. The Investment Committee has the authority to reject proposed acquisitions that have a purchase price of less than $25 million, but does not have the authority to approve proposed acquisitions, which must receive the approval of the Board of Directors. The Investment Committee also serves in an active role in overseeing the management of our portfolio, including budgeting and asset management. The Investment Committee held seven meetings during the year ended December 31, 2015.
Risk Management Committee.    The primary responsibilities of the Risk Management Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing, assessing and discussing with our management team, general counsel and auditors: (i) material risks or exposures associated with the conduct of our business; (ii) internal risk management systems management has implemented to identify, minimize, monitor or manage such risks or exposures; and (iii) management’s policies and procedures for risk management. The Risk Management Committee held four meetings during the year ended December 31, 2015.
The committees listed above have adopted written charters under which they operate. These charters, as well as the corporate governance guidelines that provide the framework for the governance of the Board of Directors and our Company, are available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Chief Accounting Officer, Controller and persons performing similar functions and all members of our Board of Directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is also available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. If, in the future, we amend, modify or waive a provision in the Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website at www.htareit.com, as necessary.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Conflicts of Interest
Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and have a fiduciary obligation to act in the best interest of our stockholders. However, we cannot assure you that the independent directors will be able to eliminate or reduce the risks related to these conflicts of interest. Some of these conflicts of interest and restrictions and procedures we have adopted to address these conflicts are described below.
Interests in Our Investments
We are permitted to make or acquire investments in which our directors, officers or stockholders or any of our or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which our directors or officers or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.
Related Person Transactions
In order to reduce or eliminate certain potential conflicts of interest, our charter contains restrictions and conflict resolution procedures relating to transactions we enter into with our directors or their respective affiliates. These restrictions and procedures include, among others, the following:

•
We will not purchase or lease any asset (including any property) in which any of our directors or officers or any of their affiliates has an interest without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to such director or directors or officer or officers or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value.

•
We will not sell or lease assets to any of our directors or officers or any of their affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent directors.

•
We will not make any loans to any of our directors or officers or any of their affiliates (other than loans to our subsidiaries). In addition, any loans made to us by our directors or officers or any of their affiliates must be approved by a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•
We will not invest in any joint ventures with any of our directors or any of their affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by other joint ventures.

Our Board of Directors recognizes that transactions between us and any of our directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the Company and our stockholders. Therefore, as a general matter and consistent with our charter and Code of Ethics, it is our preference to avoid such transactions. To date there have been no such related party transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company and our stockholders. Accordingly, in addition to the restrictions and conflict resolution procedures described above and as set forth in our charter, our Board of Directors has adopted a “Related Person Transactions Policy” which provides that the Nominating and Corporate Governance Committee of our Board of Directors will review all transactions in which we are or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to our Nominating and Corporate Governance Committee for their review. Our Nominating and Corporate Governance Committee will only approve or ratify such related person transactions that are: (i) in, or are not inconsistent with, the best interests of us and our stockholders, as the Nominating and Corporate Governance Committee determines in good faith; (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person; and (iii) approved or ratified by a majority of the disinterested members of the Nominating and Corporate Governance Committee.

In making such a determination, the Nominating and Corporate Governance Committee is required to consider all of the relevant and material facts and circumstances available to it including (if applicable, and without limitation) the benefits to us of the transaction, the ongoing impact of the transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and whether the terms are comparable to the terms available to unrelated third parties generally. A member of the Nominating and Corporate Governance Committee is precluded from participating in any review, consideration or approval of any transaction with respect to which the director or the director’s immediate family members are related persons.

COMPENSATION OF DIRECTORS
Our independent directors receive compensation pursuant to the terms of our 2006 Independent Directors Compensation Plan, a sub-plan of our Amended and Restated 2006 Incentive Plan (the “2006 Incentive Plan”), as amended (the “Director Plan”).
Our current director compensation policy as set forth in the Director Plan is as follows:

Service Description	Annual Amount
Annual stock award	$100,000
Annual retainer	50,000
Lead independent director retainer	35,000
Audit committee chairman	15,000
All other committee chairmen	12,500
Meeting fees (1)	1,500

(1) Each independent director will be entitled to a meeting fee of $1,500 for each additional individual committee and board meeting after the first four individual committee and board meetings.
Equity Compensation.    In April 2015, the Board of Directors of the Company approved an amendment to the Director Plan to provide that upon initial election and re-election to our Board of Directors, an independent director receives an award of restricted shares of the Company’s common stock, with the number of shares determined by dividing $100,000 by the closing price on the date prior to the grant. The Board of Directors may, in its discretion, approve additional grants to directors from time to time on such terms as it may determine. All the awards of restricted common stock granted to our independent directors vest 20% of the shares on the grant date, with the remaining 80% of the shares vesting in equal installments on each anniversary thereafter over four years from the date of grant.
Expense Reimbursement.    We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors. Additionally, our directors are reimbursed for expenses incurred in connection with attending continuing education programs to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.
Independent directors do not receive other benefits from us. Mr. Peters, who is employed by us, does not receive any compensation in connection with his service as a director. The compensation paid to Mr. Peters is presented below under “Executive Compensation.”
Director Compensation Table - Fiscal 2015
The following table sets forth the compensation earned by our independent directors for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
W. Bradley Blair, II (2)	144,083	100,600	244,683
Maurice J. DeWald	80,500	100,600	181,100
Warren D. Fix	79,500	100,600	180,100
Peter N. Foss (3)	53,000	122,974	175,974
Larry L. Mathis	77,500	100,600	178,100
Steve W. Patterson (4)	59,500	100,600	160,100
Gary T. Wescombe	77,500	100,600	178,100

(1) On April 29, 2015, Mr. Foss received a grant of 833 shares of restricted common stock upon his appointment as an independent director. On July 8, 2015, each of the independent directors received 4,000 shares of restricted common stock. The awards on April 29, 2015 and July 8, 2015 had a grant date fair value of $22,374 and $100,600, respectively. As of December 31, 2015, each of the independent directors had 8,450 unvested shares of restricted common stock, except for Mr. Foss who had 3,866 unvested shares of restricted common stock. For more information regarding the grant date fair value of awards of restricted common stock see Note 10, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2015 Annual Report.

(2) Mr. Blair was appointed as lead independent director in December 2014. This table includes Mr. Blair’s prorated lead independent director fees for 2014 which were paid in 2015.
(3) Mr. Foss was appointed to the Board of Directors in April 2015.
(4) Mr. Patterson has elected not to stand for re-election as a director at the 2016 Annual Meeting and, thus, he is not a director nominee in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation
During 2015, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Peter N. Foss, Larry L. Mathis and Gary T. Wescombe, all of whom are independent directors of the Company, served on our Compensation Committee. None of our independent directors was an officer or employee of the Company in 2015 or any time prior thereto. During 2015, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of another entity, one of whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

EXECUTIVE OFFICERS
The following table and biographical descriptions set forth information with respect to our executive officers:

Name	Age	Biographical Descriptions	Term of Office
Scott D. Peters Chief Executive Officer, President and Chairman of the Board	58	For biographical information regarding Mr. Peters, our Chief Executive Officer and President, see “Director Nominees - Biographical Information” above.	2006

Robert A. Milligan Chief Financial Officer, Secretary and Treasuer	35
Mr. Milligan has served as our Chief Financial Officer since September 2014. Mr. Milligan served as the Company’s Executive Vice President of Corporate Finance and Capital Markets since July 2014, before which time he served as the Senior Vice President of Corporate Finance from January 2013 to July 2014 and the Director of Finance from January 2012 to January 2013. Mr. Milligan joined the Company in 2012. Before joining the Company, Mr. Milligan served as a Vice President at Bank of America Merrill Lynch, where he worked from July 2007 to January 2012. From June 2003 to July 2007, he served in various corporate finance capacities at General Electric. Mr. Milligan holds a BS degree in Finance and Economics from Arizona State University and an MBA degree from the University of Chicago.
			2014

Mark D. Engstrom Executive Vice President - Acquisitions	56
Mr. Engstrom has served as our Executive Vice President - Acquisitions since July 2009. From February 2009 to July 2009, Mr. Engstrom served as an independent consultant to us providing acquisition and asset management support. Mr. Engstrom has over 24 years of experience in organizational leadership, acquisitions, management, asset management, project management, leasing, planning, facilities development, financing, and establishing industry leading real estate and facilities groups. From 2006 through 2009, Mr. Engstrom was the Chief Executive Officer of Insite Medical Properties, a real estate services and investment company. From 2001 through 2005, Mr. Engstrom served as a Manager of Real Estate Services for Hammes Company and created a new business unit within the company which was responsible for providing asset and property management. Mr. Engstrom also served as a hospital administrator of Good Samaritan Hospitals from 1987 to 1995 and as a Vice President of PM Realty Group from 1995 to 1998. Mr. Engstrom received a B.A. degree in Pre-Law and Public Administration from Michigan State University and a Masters Degree in Hospital and Healthcare Administration from the University of Minnesota.
			2009

Amanda L. Houghton Executive Vice President - Asset Management	34
Ms. Houghton has served as our Executive Vice President - Asset Management since December 2011. From January 2011 to December 2011, Ms. Houghton served as our Senior Vice President of Asset Management and Finance. From January 2010 to January 2011, Ms. Houghton served as our Vice President of Asset Management and Finance. Ms. Houghton has experience in asset and joint venture management, acquisitions, dispositions, and corporate cash modeling and valuation. From August 2006 to December 2009, Ms. Houghton served as the Manager of Joint Ventures for Glenborough LLC in San Mateo, California, where she actively managed over two million square feet of retail/office properties and 400 acres of development land. Prior to joining Glenborough, from August 2005 to August 2006, Ms. Houghton provided acquisitions, asset management and disposition support in her position as Senior Analyst at ING Clarion in Boston, Massachusetts. Between July 2004 and August 2005, she served as a Senior Project Analyst for Weyerhaeuser Realty Investors in Irvine, California. Prior to Weyerhaeuser, Ms. Houghton participated in mergers and acquisitions structuring and valuation at RSM EquiCo in Costa Mesa, California, and business and intangible asset valuation at Bernstein, Conklin & Balcombe in Dallas, Texas. Ms. Houghton received a B.B.A degree in Finance and a B.A. degree in Public Policy from Southern Methodist University. Ms. Houghton holds the Chartered Financial Analyst designation and is a member of the CFA Institute and Commercial Real Estate Women (CREW).
			2011

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows as of April 28, 2016 what we believe to be, based on publicly available information, the number and percentage of shares of common stock beneficially owned by: (i) each director; (ii) each named executive officer; (iii) all directors and executive officers as a group; and (iv) each person who beneficially owns more than 5% of the Company’s outstanding shares of common stock. The percent of common stock is based on 136,625,278 shares of our common stock outstanding as of April 28, 2016.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
Directors and Executive Officers:
Scott D. Peters	954,286	**
Robert A. Milligan	82,119	**
Mark D. Engstrom	229,662	**
Amanda L. Houghton	176,708	**
W. Bradley Blair, II	118,500	**
Maurice J. DeWald	111,500	**
Warren D. Fix	114,864	**
Peter N. Foss	4,833	**
Larry L. Mathis	114,262	**
Steve W. Patterson	12,750	**
Gary T. Wescombe	129,000	**
Directors and executive officers as a group (11 persons)	2,048,484	1.5%
Other Stockholders:
The Vanguard Group, Inc. (3)	18,226,705	13.3%
Cohen & Steers, Inc. (4)	15,379,271	11.3%
Vanguard Specialized Funds - Vanguard REIT Index Fund (5)	9,153,130	6.7%
BlackRock, Inc. (6)	7,221,825	5.3%
Daiwa Asset Management Co. Ltd. (7)	6,715,567	4.9%

* Unless otherwise indicated, the address is c/o Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona, 85254.
** Represents less than 1% of our outstanding common stock.
(1) Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(2) Amount includes vested LTIP units as of April 28, 2016 which are convertible into shares of common stock as follows: 500,000 for Mr. Peters, 7,500 for Mr. Milligan, 100,000 for Mr. Engstrom, 97,500 for Ms. Houghton and 67,500 for each of Mr. Blair, Mr. DeWald, Mr. Fix, Mr. Mathis and Mr. Wescombe.

(3) Based solely on the information in Schedule 13G/A, dated February 10, 2016, filed with the SEC by The Vanguard Group, Inc., located at 100 Vanguard Blvd., Malvern, PA, 19355. The report states as of December 31, 2015 that The Vanguard Group, Inc. had sole voting power over 280,515 shares, shared voting power over 103,150 shares, sole dispositive power over 18,030,969 shares and shared dispositive power over 195,736 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 82,965 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 310,321 shares as a result of its serving as investment manager of Australian investment offerings.

(4) Based solely on the information in Schedule 13G/A, dated February 16, 2016, filed with the SEC by Cohen & Steers, Inc., located at 280 Park Avenue, 10th Floor, New York, NY, 10017. The report states as of December 31, 2015 that Cohen & Steers, Inc. had sole voting power over 7,788,886 shares and sole dispositive power over 15,379,271 shares. Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, Inc., had sole voting power over 7,679,138 shares and sole dispositive power over 15,182,259 shares. Cohen & Steers UK Limited, an affiliate of Cohen & Steers, Inc., had sole voting power over 109,748 shares and sole dispositive power over 197,012 shares.

(5) Based solely on the information in Schedule 13G, dated February 9, 2016, filed with the SEC by Vanguard Specialized Funds - Vanguard REIT Index Fund, located at 100 Vanguard Blvd., Malvern, PA 19355. The report states as of December 31, 2015 that Vanguard Specialized Funds - Vanguard REIT Index Fund had sole voting power over 9,153,130 shares.

(6) Based solely on the information in Schedule 13G, dated January 22, 2016, filed with the SEC by BlackRock, Inc., located at 55 East 52nd Street, New York, NY, 10022. The report states as of December 31, 2015 that BlackRock, Inc. had sole voting power over 6,748,376 shares and sole dispositive power over 7,221,825 shares.

(7) Based solely on the information in Schedule 13G, dated January 27, 2016, filed with the SEC by Daiwa Asset Management Co. Ltd., located at GranTokyo North Tower 9-1 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan 100-6753. The report states as of December 31, 2015 that Daiwa Asset Management Co. Ltd. had sole voting power over 6,715,567 shares, sole dispositive power over 4,250 shares and shared dispositive power over 6,711,317 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires each director, officer, and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the year ended December 31, 2015 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2015.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte to be our independent registered public accounting firm for the year ending December 31, 2016. A representative of Deloitte is expected to be present at the 2016 Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from the stockholders.
Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the 2016 Annual Meeting in order to ascertain the view of the stockholders regarding such appointment as a matter of good corporate practice. If the stockholders should not ratify the appointment of our independent registered public accounting firm, the Audit Committee will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee’s appointment of Deloitte, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
AUDIT AND NON-AUDIT FEES
Deloitte has served as our independent auditors since April 2006. The following summarizes the approximate aggregate fees billed to the Company for the fiscal years ended December 31, 2015 and 2014 by Deloitte, the Company’s principal independent registered public accounting firm, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte Entities”):

Services	2015	2014
Audit fees (1)	$1,134,497	$1,230,000
Audit-related fees	—	—
Tax fees (2)	430,569	394,000
All other fees	—	—
Total	$1,565,066	$1,624,000

(1) Audit fees consist of the audit of our annual consolidated financial statements, a review of our quarterly condensed consolidated financial statements, and other services related to filings with the SEC.

(2) Tax services consist of tax compliance.
Pre-Approval Policies
The Audit Committee charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services, if any (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.
All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.
Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The chairman of the Audit Committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the Audit Committee prior to engagement of Deloitte. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte for the years ended December 31, 2015 and 2014 were pre-approved in accordance with the policies and procedures described above.
Auditor Independence
The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
The Audit Committee of the Board of Directors of Healthcare Trust of America, Inc. operates under a written charter adopted by the Board of Directors, which is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. general accepted accounting principles.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2015 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of Healthcare Trust of America, Inc.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). The Audit Committee has received the written disclosures from our independent registered public accounting firm required by Public Company Accounting Oversight Board (United States) (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with our independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC. The Audit Committee has also discussed with our independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16, Communication with Audit Committees (PCAOB AS 16).
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of Healthcare Trust of America, Inc., prior to the issuance of the financial statements.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 22, 2016.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such Acts. This report is provided by the following independent directors, who constitute the Audit Committee:
Maurice J. DeWald, Chairman
W. Bradley Blair, II
Warren D. Fix
Peter N. Foss
Gary T. Wescombe

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis (“CD&A”) we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies for 2015 with respect to our named executive officers, and the material factors that we considered in making those decisions. Following this CD&A, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2015 by the following named executive officers:

Name	Title(s)
Scott D. Peters	Chief Executive Officer, President and Chairman of the Board
Robert A. Milligan	Chief Financial Officer, Secretary and Treasurer
Mark D. Engstrom	Executive Vice President - Acquisitions
Amanda L. Houghton	Executive Vice President - Asset Management
Compensation Philosophy and Objectives
Our Compensation Committee is charged with setting compensation for our named executive officers and all other employees. Pursuant to the terms of our Compensation Committee charter, our Compensation Committee has oversight over all of our compensation programs, including plans and programs relating to cash compensation, incentive compensation and equity-based awards.
The objectives of our executive compensation program are set forth below:

•	attract, retain and motivate talented executives;

•
link compensation realized with the achievement of pre-established short and long-term financial and strategic goals, as well as our Compensation Committee’s assessment of an individual’s overall contributions generally and to the achievement of our corporate goals and objectives;

•	align management and stockholder interests by encouraging long-term value creation; and

•	maintain compensation and corporate governance practices that are designed to create value for our stockholders.
Our Compensation Committee recognizes that effective compensation strategies are critical to recruiting and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. An important objective of our Compensation Committee is to align the financial interests of our executives with those of our stockholders by maintaining a performance and achievement-focused culture that provides our executives with competitive cash incentive opportunities and long-term, equity incentive compensation for strong performance measured against key financial and strategic goals.
Compensation Policies and 2015 Highlights
Our executive compensation program includes a number of features intended to reflect best practices in the market and to help ensure that the program reinforces our stockholders’ interests. These features are described in more detail below in this CD&A and include the following:

•
Our Compensation Committee is comprised solely of independent directors. Our Compensation Committee engages independent compensation consultants, as further described below, to advise on matters related to our executive compensation program.

•
The majority of our executives’ compensation is at-risk. For fiscal year 2015, approximately 83% of Mr. Peters’ total direct compensation was performance-based, and approximately 65% to 70% of the three other named executive officers’ total direct compensation was performance-based. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual bonus earned for 2015, and the grant date fair value long-term equity incentive awards earned based on performance for 2015, but issued in early 2016.

The following charts illustrate each executive’s base salary, long-term equity incentive compensation, cash incentive compensation and total percentage of performance-based direct compensation for the year ended December 31, 2015.

•
Our executives’ bonuses under our annual incentive program are performance-based cash incentives that reward achievement of performance objectives tied to our annual business plan and objectives. A range of earnings opportunities, expressed as percentages of base salary and corresponding to three levels of performance (i.e., Threshold, Target and High), are established for each of our executives. Actual bonus awards to our executives depend on actual achievement relative to the corporate objectives and our Compensation Committee’s subjective assessment of each executive’s individual performance as described below under “Elements of our 2015 Compensation Program.”

•
Our executives also participate in our long-term equity incentive program which rewards executives with restricted common stock based on performance during the fiscal year. Under the program, the Compensation Committee approved Threshold, Target and High award opportunities, with the amount awarded to each executive to be determined based on our actual achievement of pre-established corporate objectives during 2015 and the Compensation Committee’s subjective assessment of each executive’s individual performance as described below. The amount awarded was then converted into restricted shares issued in January 2016 (based on the value of our common stock at the time of issuance) that would vest over a multi-year period, subject to the executive’s continued employment. Thus, the program is designed to create additional incentives to achieve specified performance goals during the performance year and to remain with the Company over the vesting period following the end of the performance year, as well as further aligning the interests of our executives with those of stockholders through their equity interests in the Company.

•
Each executive’s base salary represents our Compensation Committee’s view of the appropriate level of fixed compensation necessary to attract and retain executive talent. Salaries are based on a number of factors, including competitive market data, the scope of the executive’s role in the Company, the executive’s level of experience, and the executive’s performance potential.

•
Our Compensation Committee has established stock ownership guidelines for our executives. Under these guidelines, our Chief Executive Officer and other named executive officers should own a minimum of six and four times the applicable executive’s base salary, respectively, of fully vested shares of our common stock.

•	We do not provide any tax gross-up payments or material perquisites to our named executive officers.

•	Our Amended and Restated 2006 Incentive Plan expressly prohibits pledging awards granted to our executives under the plan.

•
The Risk Management Committee reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external risks. Through this review process, our Risk Management Committee has concluded that our compensation policies are not reasonably likely to have a material adverse effect on us or our stockholders.

Compensation Consultant and Peer Groups
Our Compensation Committee periodically reviews the compensation arrangements of our executive officers and employees, and our overall compensation structure. In 2015, our Compensation Committee evaluated our peers to assist in its review of our executive compensation program. In 2014, our Compensation Committee engaged Towers Watson to assist in its review of our executive compensation program, including the long-term equity compensation plan adopted for 2014 as described below. In 2013, our Compensation Committee engaged FPL Associates, LP (“FPL”) to review our executive compensation program relative to two peer groups of publicly traded REITs (i.e., size-based peers, and healthcare REIT peers), or, collectively, the “comparable peers”. Other than their engagement by the Compensation Committee, Towers Watson and FPL provide no services to us or any of our subsidiaries. The Compensation Committee has assessed the independence of Towers Watson and FPL and concluded that its engagement of these compensation consultants does not raise any conflict of interest with us or any of our directors or executive officers.
When selecting the comparable peers, our Compensation Committee considered input from consultants and selected a combination of (i) our directly competitive, publicly traded healthcare REIT peers (“Healthcare REIT Peers”) and (ii) a group of other REITs based on total capitalization relative to our total capitalization (“Size-Based Peers”).
For the Healthcare REIT Peers, our Compensation Committee focused on companies with significant portfolios of MOBs that it believes we compete with on a day-to-day basis for acquisitions, leasing, investor interest, management talent and other similar strategic initiatives. Our Compensation Committee recognizes that certain of the Healthcare REIT Peers are active with property types in addition to MOBs. Although the market capitalization and total capitalization of the Healthcare REIT Peers was in some cases substantially larger than ours, our Compensation Committee concluded that their MOB portfolios approximate ours based on size and breadth of their MOB portfolios make them relative from a comparative performance perspective. From a relative size perspective, our Healthcare REIT Peers had MOB portfolio asset values that ranged from $2.9 billion to $5.2 billion, with a median of $3.5 billion. Our primarily MOB portfolio asset value of $3.6 billion at December 31, 2015 was consistent with the median MOB portfolio asset value of our Healthcare REIT Peers. Moreover, our Compensation Committee recognized the intensive level of effort required to actively operate, manage and lease a portfolio of multi-tenant MOBs, such as we must do for the type of portfolio we own. For these reasons, our Compensation Committee believes it is appropriate to include the Healthcare REIT Peers among the comparable peers in assessing market compensation levels and strategies.
For the Size-Based Peers, our Compensation Committee considered: (i) the size and geographic reach of the each company’s portfolios; (ii) whether or not the Size-Based Peers actively managed their portfolios; (iii) the magnitude of growth through acquisitions; (iv) the amount of leverage; and (v) the total stockholder returns. Our Size-Based Peers had market capitalizations that ranged from $2.0 billion to $5.5 billion, with an average of $3.5 billion. Our market capitalization of $3.7 billion at December 31, 2015 was consistent with our Size-Based Peers. The Compensation Committee believes it is appropriate to include the Size-Based Peers among the comparable peers in assessing market compensation levels.
The Healthcare REIT Peers and the Size-Based Peers for 2015 are identified below.

Healthcare REIT Peers:	Size-Based Peers:
Healthcare Realty Trust, Inc. (NYSE: HR)	BioMed Realty Trust, Inc. (NYSE: BMR)
Welltower Inc. (NYSE: HCN)	Brandywine Realty Trust (NYSE: BDN)
HCP, Inc. (NYSE: HCP)	CubeSmart (NYSE: CUBE)
Ventas, Inc. (NYSE: VTR)	Equity One, Inc. (NYSE: EQY)
Healthcare Realty Trust, Inc. (NYSE: HR)
Highwoods Properties, Inc. (NYSE: HIW)
Lexington Realty Trust (NYSE: LXP)
The review of comparable peers’ compensation programs is just one of the elements our Compensation Committee takes into account in making compensation decisions for our named executive officers. Our Compensation Committee also considers the experience, tenure, and past and recent performance of each executive, as described below, and does not benchmark compensation at any particular level as compared with the peer group. Except as otherwise noted in this CD&A, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultants.

The Role of Stockholder Say-on-Pay Votes
We provide our stockholders with the opportunity to cast an advisory vote every three years to approve our executive compensation program (referred to as a “say-on-pay proposal”). At our 2014 Annual Meeting of Stockholders approximately 86% of the votes cast on the “say-on-pay proposal” at that meeting were voted in favor of the proposal. Our Compensation Committee believes this result affirms our stockholders’ support of our approach to executive compensation and, thus, our Compensation Committee did not change its approach in making its executive compensation decisions after the 2014 Annual Meeting of Stockholders. Our next advisory “say-on-pay vote” and “say-on-pay frequency vote” will occur in 2017. Our Compensation Committee will continue to consider the outcome of our “say-on-pay proposals” when making future compensation decisions for our named executive officers and from time to time certain members of our Compensation Committee will discuss our executive compensation program with our stockholders.
Employment Agreements
We have entered into employment agreements with each of our named executive officers, which we believe help promote continuity of the management team. In September 2015, our Compensation Committee approved extensions of the existing agreements for Mr. Engstrom and Ms. Houghton for six months to July 1, 2016.
We have entered into employment agreements with each of our named executive officers, which we believe help promote continuity of the management team. In December 2014, our Compensation Committee approved an extension to the term of Mr. Peters’ employment agreement by one year through January 1, 2018. The other terms of Mr. Peters’ employment remain unchanged from the terms presented in our 2014 proxy statement and included as part of the 2014 “say-on-pay vote”. In considering the extension, our Compensation Committee focused on the achievements of the Company and Mr. Peters’ roles and responsibilities in: (i) successfully leading a strategy with a goal to consistently deliver attractive returns to stockholders; (ii) overseeing our NOI growth, our level of quality investment activity, the overall occupancy of our portfolio, our debt to total capitalization and our credit rating; (iii) representing us and enhancing our reputation externally, including with tenants, investors, industry organizations and the media; (iv) conducting regular communications with our stockholders and responding to our stockholders’ inquiries; (v) focusing on regular communications with the Board of Directors and committees; (vi) focusing on attention to governance matters and risk oversight; and (vii) attracting, developing and retaining a highly skilled management team and motivating them to create long-term value for our stockholders.
A summary of the terms of the employment agreements with our named executive officers is presented below under “Employment Agreements”.
Elements of our 2015 Compensation Program
In 2015, the key elements of compensation for our named executive officers were base salary, non-equity incentive plan compensation and long-term equity incentive awards, as described in more detail below. In addition to these key elements, each employment agreement for our named executive officers provides for severance protection under certain circumstances, as discussed below.
Base Salary
Base salary provides the fixed portion of compensation for our named executive officers and is intended to attract and retain talented individuals and to reward core competence for each executive in their respective roles relative to skill, experience and contributions to us. The Compensation Committee reviews base salaries on an annual basis in relation to our peers and the roles and responsibilities within the Company. Base salaries for the named executive officers were as follows:

Executive	2014	2015	% Increase	2016	% Increase
Scott D. Peters	$800,000	$800,000	0%	$800,000	0%
Robert A. Milligan	300,000	300,000	0	300,000	0
Mark D. Engstrom	325,000	325,000	0	325,000	0
Amanda L. Houghton	275,000	300,000	9	300,000	0
The base salary levels for Mr. Peters, Mr. Engstrom, and Ms. Houghton were originally set as part of their respective employment agreements entered into in January 2013. The base salary for Mr. Milligan was established as part of his amended employment agreement entered into in August 2014. These salary levels were negotiated with each executive and set at levels the Compensation Committee believed to be competitive at that time.

As noted above under “Compensation Consultant and Peer Groups”, with the assistance of FPL, our Compensation Committee conducted a review in 2013 of our executive compensation program for our four named executive officers, in the aggregate, compared to the top four named executive officers, in the aggregate, for the comparable peers. This review concluded that, in the aggregate, the base salaries of our named executive officers, was below the median compensation as compared to the top four named executive officers, in the aggregate, for the comparable peers. Nevertheless, our Compensation Committee determined at that time that the base salary levels for our named executive officers would remain unchanged for 2014 and for 2015 for Mr. Peters, Mr. Engstrom and Mr. Milligan in order to maintain a greater role for incentive-based pay as a part of the total compensation package. At the time, the Compensation Committee determined that Ms. Houghton’s base salary would be increased in 2015 as indicated in the chart above to align more closely with the salary levels provided for comparable positions by our peers.
Annual Bonus
Annual cash bonuses for our named executive officers are intended to reward and recognize contributions by our executives to our financial performance generally and our Compensation Committee’s assessment of individual executive contributions to us. A portion of each executive’s annual cash incentive is determined based on the Company’s performance against pre-established metrics. At the beginning of each performance year, our Compensation Committee determines specific performance metrics and related goals for the Company and an award opportunity range (expressed as multiples of base salary and corresponding to Threshold, Target and High levels of performance) for each of our named executive officers. Our Compensation Committee believes that the Target goals established by it are “stretch” (i.e., ambitious) goals, and, accordingly, (i) that strong performance is expected of the Company and an executive in order to achieve a payout at a Target level and (ii) that superior performance is expected of the Company and the executive in order to achieve a payout above a Target level. For Mr. Peters, 60% of the bonus is determined by our Compensation Committee based upon the Company’s performance against the pre-established goals, and 40% of the bonus is determined by our Compensation Committee based on its subjective assessment of the executive’s individual performance. For the other three other named executive officers, 50% of the bonus is determined by our Compensation Committee based upon the Company’s performance against the pre-established goals, and 50% of the bonus is determined by our Compensation Committee based on its subjective assessment of the executive’s individual performance.
Company Performance Metrics.    Set forth below is a summary of the performance metrics and the rationale as to why our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.

Performance Metric	Important Component
Same-Property Cash NOI Growth
We believe Same-Property Cash NOI is an important and widely-recognized measure of internal growth for REITs, which is the foundation for the cash flows that support our dividend and an important component of TSR. For further description of Same-Property Cash NOI, see “Non-GAAP Financial Measures” below.

Normalized FFO Per Share Growth
Normalized FFO is a common measure of operating performance for REITs because FFO excludes, among other items, acquisition related expenses and the effect of gains and losses from partnership units included in diluted shares and extinguishment of debt in order to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT’s Normalized FFO can have a significant impact on the trading price of its common stock and is, therefore, a significant contributor to TSR. For further description of Normalized FFO, see “Non-GAAP Financial Measures” below.

Relative TSR
We believe TSR is the most direct measure of a company’s creation and preservation of stockholder value. For 2015, this metric measures our one-year TSR as compared to the SNL US REIT Healthcare Total Return Index as of the last trading day of the year.

Performance Metric	Important Component
Gross Acquisitions
We believe quality acquisitions are an important component to our continued growth and future profitability. The long-term impact of these acquisitions is incorporated into other performance metrics including Same-Property Cash NOI growth, Normalized FFO per share growth, and relative TSR performance. Our Compensation Committee has eliminated this metric for the 2016 bonus programs.

Debt to Gross Assets
Debt to gross assets reflects the strength of our balance sheet, which is fundamental to preserving stockholder value. We believe a strong balance sheet positions us to continue to execute our acquisition strategy, which is important to our growth. This metric also is intended to avoid creating incentives to achieve Normalized FFO per share growth through inappropriate leverage.

The following table sets forth the performance metrics and goals approved by our Compensation Committee at the beginning of 2015 to measure 2015 corporate performance, the relative weighting for each performance metric and the actual performance level achieved. Performance at the Threshold, Target and High levels for a particular performance metric equates to award percentages of 50%, 100% and 150% of the bonus opportunity allocated to that metric, respectively. Award percentages are not pro-rated for performance between the stated levels but are subject to rounding.

Metric	Weighting	Threshold	Target	High	Actual	% Awarded (1)
Same-Property Cash NOI growth	30%	2.0%	2.5%	3.0%	2.9%	45%
Normalized FFO per share growth	20%	6%	8%	10%	4.8%	10%
Relative TSR	20%	25%	50%	75%	>75%	30%
Gross acquisitions	20%	$200 million	$300 million	$400 million	$281 million	20%
Debt to gross assets	10%	45%	40%	35%	41%	10%

(1) Represents the award percentage for the applicable metric based on performance, multiplied by the weighting for that metric.
Based on these performance results, our Compensation Committee determined that each of our named executive officers would be awarded 115% of their bonus related to the Company performance component of the cash bonus program.
Individual Performance. Factors considered in the assessment of individual performance for each executive include: (i) implementation of targeted acquisition strategies; (ii) effective capital raising, promotion of the Company in the capital markets, and communication with investors; (iii) effectively managing and leasing our portfolio; and (iv) managing a strong balance sheet. No individual goals were set in advance by the Compensation Committee, and no weighting or special emphasis was assigned to any particular performance achievement.
Mr. Peters provides our Compensation Committee with recommendations for individual performance for each named executive officer (other than himself) based on his assessment of the executive’s achievements during the year. Our Compensation Committee assesses Mr. Peters’ performance based on his individual achievements to determine his individual performance score. Below are the principal factors considered by the Compensation Committee in assessing each named executive officer’s individual performance during 2015.

Name	2015 Accomplishments
Scott D. Peters Achievement - Target
1) successfully led the Company’s strategy, drove financial results and delivered solid returns to stockholders through internal growth and acquisitions while maintaining a strong balance sheet and improving our cost of capital.
2) enhanced our franchise value through the communication to our tenants, the investor community and the media of our strengths and competitive advantages.
3) facilitated the achievement of the personal goals of all of our executive officers and drove excellence as a key component of our culture and organization.

Robert A. Milligan Achievement - Target
1) managed our liquidity and investment grade balance sheet, maintaining strong BBB/Baa3 ratings while keeping leverage low and balance sheet high.
2) enhanced our franchise value through the communications with investors
3) provided leadership in managing improvements in our accounting and finance departments that increased efficiency and helped position us for future growth.

Name	2015 Accomplishments
Mark D. Engstrom Achievement - Threshold/Target
1) achieved the closing of approximately $281 million of acquisitions of high quality medical office buildings.
2) completed dispositions for an aggregate gross sales price of $35.7 million through our asset recycling program.
3) established multiple new health system and new developer relationships, as well as expanded our existing relationships with our health systems and developers.

Amanda L. Houghton Achievement - Target
1) drove Same-Property Cash NOI for the portfolio that averaged 2.9% for the year
2) advanced our in-housing initiatives by bringing an additional 1.2 million square feet of GLA of our properties onto our in-house asset management platform.
3) supervised marketing and leasing of our nationwide portfolio, including bringing seven new markets onto our in-house leasing platform, which increased the leased percentage 40 basis points to 92.0% at year-end.

Mr. Peters’, Mr. Milligan’s and Ms. Houghton’s Target performance rating reflects our strong asset management performance during 2015 that was in-line with peers. Mr. Engstrom’s Threshold/Target performance rating reflects his performance in leading the acquisition department but reflected our acquisition performance relative to peers. This assessment was not based on specifically proscribed criteria established at the beginning of 2015 but, rather, was based on a subjective determination by our Compensation Committee of a combination of factors relevant to each executive’s position and projections that were important to helping the Company achieve its short-term and long-term corporate objectives.
The following table sets forth the range of the 2015 bonus opportunity for each of our named executive officers and the actual bonus amounts awarded to each executive for their respective 2015 performance, taking into account the Company and individual performance assessments described above. The Target bonus percentage is established in each named executive officer’s employment agreement. The Compensation Committee established Threshold and High percentages based on 50% and 150%, respectively, of each named executive officer’s Target percentage. Notwithstanding the range of actual bonus award opportunities available to be awarded by the Compensation Committee to the respective named executive officers, after considering numerous factors relevant to the Company’s and the respective individual’s performance assessments, the Compensation Committee has determined, in its discretion, that it would be appropriate to award each of the named executive officers actual bonuses in 2015 at levels less than it could mathematically have elected to award.

	Range of 2015 Bonus Opportunities (as a % of Base Salary)			2015 Bonus Earned
Executive	Threshold	Target	High	Actual % of Target (1)	Amount (2)
Scott D. Peters	100%	200%	300%	100%	$1,600,000
Robert A. Milligan	50	100	150	100	300,000
Mark D. Engstrom	50	100	150	62	200,000
Amanda L. Houghton	50	100	150	100	300,000

(1) Represents the sum of (i) the Company performance factor (which was 115% based on 2015 performance as described above) multiplied by the weighting of this component for each executive (60% for Mr. Peters and 50% for all other named executive officers) and (ii) the individual performance factor for each executive multiplied by the weighting of this component for each executive (40% for Mr. Peters and 50% for all other named executive officers).

(2) Represents the “Actual % of Target” awarded, multiplied by the executive’s “Target” bonus percentage, multiplied by the executive’s base salary.
Long-Term Equity Incentives
In 2015, our named executive officers participated in our long-term incentive program. The objectives of our long-term incentive program are to promote achievement of performance goals, to focus our executive officers on creating long-term value for our stockholders, and to assist us in attracting and retaining key executives. Like our annual incentive program, long-term incentive awards for the applicable year are based 50% on our achievement of pre-established corporate goals and 50% on the Compensation Committee’s assessment of our executives’ individual performance during the year. For each named executive officer a range of potential award values, expressed in each case as a dollar amount, is established at the beginning of the applicable performance year corresponding to three levels of performance (i.e., Threshold, Target, and High) for long-term incentive compensation. Performance at the Threshold, Target and High levels for a particular performance metric equate to award percentages of 50%, 100% and 150% of the long-term incentive opportunity allocated to that metric, respectively.

The amounts awarded under the long-term incentive program are determined by the Compensation Committee following the performance year in the form of restricted shares of our common stock. The number of shares awarded is determined by converting the dollar value of the award into shares using the closing price of our stock on the day prior to our grant date. The shares awarded to each executive under the program are then subject to a multi-year vesting schedule following the performance year. The Compensation Committee believes that this structure creates additional incentives for our executives to achieve superior Company and individual performance during the performance year, as well as an additional retention incentive to remain with the Company through the awards’ vesting dates and further alignment of our executives’ interests with those of our stockholders through their ownership of the Company’s common stock.
Company Performance Metrics. At the beginning of 2015, our Compensation Committee approved the Company performance metrics for 2015 to be used in determining the levels of the 2016 long-term equity incentive awards to be granted to our executives in early 2016. Set forth below is a summary of the performance metrics and the rationale as to why our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.

Performance Metric	Important Component
Relative TSR
We believe TSR is the most direct measure of a company’s creation and preservation of stockholder value. For 2015, we measured our TSR as compared to the TSR for the SNL US REIT Healthcare Total Return Index for the two-year period comprised of 2014 and 2015.

Proactive Asset Management
Proactive asset management is an important tool to drive internal growth, mitigate risk and preserve long-term stockholder value. We measure internal growth by evaluating Same-Property Cash NOI. Our expertise in working with tenants to improve the performance or our assets enhances the value of our assets and mitigates the risk of loss and asset impairment. We also create and preserve stockholder value by proactively leasing our vacant space, managing lease expirations and renewals, monitoring tenant compliance and performance, allocating capital and engaging in redevelopment opportunities.

Financial Flexibility
The strength of our balance sheet and our available liquidity demonstrate our ability to generate sufficient earnings to meet our debt obligations and compete successfully for new acquisitions. A strong balance sheet is fundamental to preserving our stockholder value. In addition, we believe a strong balance sheet enables us to successfully execute our acquisition strategy, which is an important component of long-term value creation for our stockholders. Positive ratings movement is an external indicator of the strength of our balance sheet and has a direct impact on our cost of capital through a reduction in interest expense. Our ability to access the various capital markets and our efficiency in accessing those markets are important to our long-term stockholder value because our overall cost of capital is a critical component of our ability to improve earnings with accretive acquisitions.

Franchise Value
We believe the talent of our personnel, processes and systems, and our risk management program both help protect our stockholder value over the long-term and mitigate risk in the Company. Our reputation and the values we consistently demonstrate can enhance our ability to be the landlord of choice for our tenants, compete for new acquisitions, reduce our cost of capital and improve the implied valuation of our equity, each of which has a positive impact on long-term stockholder value. Ensuring that we have the appropriate infrastructure to manage our growth and position ourselves for future opportunities to grow, while preserving our reputation for reliability, is an important component of our long-term stockholder value.

For all named executive officers, 50% of the value of their long-term incentive compensation award is determined by our Compensation Committee based upon the Company’s performance, and 50% of the value of their long-term compensation award is based on individual performance achievements as determined by our Compensation Committee on a discretionary basis at the end of the performance year. The performance metrics for 2015, as well as the achievement level for each metric, were as follows:

Company performance	Weighting	Threshold	Target	High	Actual
2-year TSR v. peers (expressed in percentile)	50%	25%	50%	75%	75%
Improve value of portfolio-proactive asset management	30%	Subjective - At Compensation Committee’s Discretion			See below
Financial flexibility (leverage, access to capital, ratings)	10%				See below
Franchise value	10%				See below

Component	2015 Achievement
Two-year TSR vs Peers Achievement - High
Over the last two years, HTA has generated total stockholder returns of approximately 52%, significantly above the approximately 24% generated by the SNL U.S. Healthcare REIT Total Return Index. This placed HTA in the top quartile performance relative to our peers.

Improve value of portfolio - proactive asset management Achievement - Target
1) We increased our Same-Property Cash NOI by 2.9% for the year. This achievement marks the third year of consistent quarterly growth of approximately 3.0% or more.
2) Our leased rate (includes leases which have been executed, but which have not yet commenced) was 92.0% by GLA as of December 31, 2015. The occupancy rate was 91.4% by GLA as of December 31, 2015.
3) We entered into new and renewal leases on approximately 1.0 million square feet of GLA during the year ended December 31, 2015.
4) Our tenant retention for the Same-Property portfolio was 80%, which we believe is indicative of our commitment to maintain high quality MOBs in desirable locations and fostering strong tenant relationships.
5) We recycled portfolio assets at opportune times, completing $36 million of dispositions.

Financial flexibility (leverage, access to capital and ratings) Achievement - Target
1) As of December 31, 2015, we had total liquidity of $639.6 million, including cash and cash equivalents of $13.1 million and $626.5 million available on our unsecured credit agreement. Our leverage ratio of debt to capitalization was 31.4%.
2) During 2015, we raised $45.0 million from the sale of shares of our common stock at an average price of $25.00 per share.

Franchise value Achievement - Target
1) We acquired $281 million of MOBs in 2015, an increase in our portfolio size by approximately 8% based on purchase price.
2) Based on GLA, a vast majority of our 2015 acquisitions were located on the campuses of, or aligned with, nationally and regionally recognized healthcare systems. The leased rate at closing of these acquired properties was 89%.
3) We will continue our emphasis on long-term relationship building as we believe these relationships will result in additional opportunities that will increase the growth and attractiveness of our portfolio over time.

Individual Performance: For the Compensation Committee’s assessment of each executive’s individual performance during 2015, please see the discussion under “Annual Bonus - Individual Performance” above in this CD&A.
Based on these performance results, our Compensation Committee determined that all named executive officers would be awarded 125% of their long-term incentive related to Company performance. Based on its assessment, the Compensation Committee awarded 100% for the individual performance component to Mr. Peters, Mr. Milligan and Ms. Houghton, and 75% for this component to Mr. Engstrom. After factoring in certain other market-driven factors, our Compensation Committee exercised its discretion to reduce the value of the equity awards granted for Mr. Milligan and Ms. Houghton to near target levels as reflected in the table below.

The following table sets forth the range of the 2015 long-term incentive opportunity for each of our named executive officers and the actual equity grant levels awarded for each executive for their respective 2015 performance. The Threshold, Target and High amounts for each of our named executive officers were determined at the discretion of our Compensation Committee and set at the same levels for each executive as used for the 2014 long-term incentive opportunity.

Executive	Threshold	Target	High	Actual % of Target	Amount
Scott D. Peters	$1,400,000	$2,000,000	$3,000,000	113%	$2,250,008
Robert A. Milligan	300,000	400,000	500,000	100	400,011
Mark D. Engstrom	300,000	400,000	500,000	100	399,993
Amanda L. Houghton	300,000	400,000	500,000	100	400,011
Accordingly, Mr. Peters, Mr. Milligan and Ms. Houghton received an award of restricted common stock in January 2016, with the number of shares subject to each award being the grant date value set forth in the table above, divided by $26.54, which was the closing price of our stock on the day prior to our grant date. Mr. Engstrom received an award of restricted common stock in March 2016, with the number of shares subject to each award being the grant date value set forth in the table above, divided by $28.92, which was the closing price of our stock on the day prior to our grant date. The grant to Mr. Peters vested one-fourth on the grant date, and the remainder of the grant vests in three annual installments. The grant to each of our other named executive officers vests 100% on the third anniversary of the grant date.
Under applicable accounting rules, the named executive officers’ awards under our 2015 equity program were not considered “granted” until January 2016 when the Compensation Committee determined the dollar values of the restricted common stock to be awarded to each executive. Accordingly, in accordance with SEC rules, these grants will be reflected in the compensation tables of next year’s proxy statement as compensation to each executive in 2016.
Severance Benefits
Our Compensation Committee believes that severance provisions in our named executive officers’ employment agreements can be a valuable tool in attracting and retaining key executive officers. Accordingly, we provide such protections for our named executive officers under their respective employment agreements. Our Compensation Committee determines the level of severance benefits to provide to each named executive officer on a case-by-case basis and, in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive market practices. As described in more detail under “Potential Payments upon Termination or Change in Control” below, our named executive officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by us without “Cause” or by the executive for “Good Reason,” as defined in the applicable employment agreement.

COMPENSATION COMMITTEE REPORT
The Compensation Committee oversees our compensation program on behalf of our Board of Directors. In fulfilling its oversight responsibilities, our Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement.
In reliance on the review and discussion referred to above, our Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A filed in connection with our 2016 Annual Meeting of Stockholders.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such Acts. This report is provided by the following independent directors, who constitute our Compensation Committee:
Gary T. Wescombe, Chairman
W. Bradley Blair, II
Maurice J. DeWald
Warren D. Fix
Peter N. Foss
Larry L. Mathis

COMPENSATION OF EXECUTIVE OFFICERS
Executive Compensation
Summary Compensation Table - Fiscal 2015, 2014 and 2013
The summary compensation table below reflects the total compensation earned by our named executive officers for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Scott D. Peters	2015	800,000	—	2,400,004	1,600,000	19,361	4,819,365
Chief Executive Officer, President and Chairman (Principal Executive Officer)	2014	800,000	—	2,359,200	2,352,000	16,514	5,527,714
	2013	800,000	—	2,507,500	1,300,000	14,168	4,621,668
Robert A. Milligan (3)	2015	300,000	—	300,004	300,000	17,461	917,465
Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	2014	237,083	—	246,000	312,000	12,647	807,730
Mark D. Engstrom	2015	325,000	—	300,004	200,000	17,461	842,465
Executive Vice President - Acquisitions	2014	325,000	—	393,200	349,375	26,914	1,094,489
	2013	325,000	—	—	350,000	24,368	699,368
Amanda L. Houghton	2015	297,917	—	400,005	300,000	17,461	1,015,383
Executive Vice President - Asset Management	2014	275,000	—	319,475	385,000	26,914	1,006,389
	2013	275,000	—	—	250,000	24,368	549,368

(1) Reflects the aggregate grant date fair value of awards granted to the named executive officers in the reported year. For more information regarding the grant date fair value of awards of restricted common stock, see Note 10, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2015 Annual Report.

      As described in the CD&A, we generally grant equity awards to our executives early in the fiscal year at levels determined based on Company and individual performance during the prior year. Under SEC rules, equity awards are reported in the Summary Compensation Table (and the Grants of Plan-Based Awards Table below) as compensation for the year in which the award was granted (as opposed to the year in which it was earned). Accordingly, this table reports the equity awards granted to our executives in January 2015 (based on 2014 performance) as compensation for 2015, and the equity awards as described in the CD&A, which were based on 2015 performance and granted in January 2016, will be reported as 2016 compensation in the proxy statement for our 2017 annual meeting.

(2) Amounts in this column for 2015 include payments for 100% of the premiums of healthcare coverage under our group health plan in the amount of $19,361 for Mr. Peters and $6,861 for each of Mr. Milligan, Mr. Engstrom and Ms. Houghton and 401(k) match in the amount of $10,600 for each of Mr. Milligan, Mr. Engstrom and Ms. Houghton. Such amounts reflect the aggregate cost to us of providing the benefit.

(3) Mr. Milligan was appointed as Chief Financial Officer, Secretary and Treasurer in September 2014.
Employment Agreements
Our Compensation Committee approved a new employment agreement in 2012 for Mr. Peters that was effective as of January 1, 2013. Mr. Peters’ employment agreement provided for an initial term of four years, with the Company and Mr. Peters having the option to renew the employment agreement for one additional one-year term thereafter. Our Compensation Committee approved a one-year extension to this employment agreement in December 2014, thereby extending the term to Janaury 2018.
The Compensation Committee also approved new employment agreements in 2012 for each of Mr. Engstrom and Ms. Houghton that were effective as of January 1, 2013 and an amended and restated employment agreement in August 2014 for Mr. Milligan. The employment agreements for each of these named executive officers provide for a term of three years, which the respective parties having the option to mutually agree to renew the applicable employment agreements for two additional one-year terms thereafter. In September 2015, the agreements with Mr. Engstrom and Ms. Houghton were amended to extend the term of each agreement through July 1, 2016.
The employment agreements for Mr. Peters, Mr. Milligan, Mr. Engstrom, and Ms. Houghton provide that the initial base salaries shall be $800,000, $300,000, $325,000, and $300,000 per annum, respectively. Each executive is also eligible to receive an annual incentive bonus based on the Company’s and the applicable executive’s performance as determined by our Compensation Committee, with the target annual bonus for Mr. Peters being 200% of his base salary and the target annual bonus for our other named executive officers being 100% of the executive’s base salary. Each employment agreement also provides that the applicable executive shall be entitled to participate in the benefit plans made available generally to the Company’s other senior executives.

For information on the benefits provided to the named executive officers in connection with a termination of employment or a change in control of the Company, please see “Potential Payments upon Termination or Change in Control” below.
Grants of Plan-Based Awards Table - Fiscal 2015
The following table presents information concerning plan-based awards granted to our named executive officers during the year ended December 31, 2015. All equity awards were granted pursuant to the 2006 Incentive Plan. For additional information regarding the awards reflected in this table, please see CD&A and the notes to the Summary Compensation Table above. For more information on the 2006 Incentive Plan, please see “Equity Compensation Plans” below.

	Compensation Committee Approval Date		Estimated Future Payouts under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)
Scott D. Peters	12/2/2014	1/2/2015	—	—	—	89,087	2,400,004
	N/A	N/A	800,000	1,600,000	2,400,000	—	—
Robert A. Milligan	12/2/2014	1/2/2015	—	—	—	11,136	300,004
	N/A	N/A	150,000	300,000	450,000	—	—
Mark D. Engstrom	12/2/2014	1/2/2015	—	—	—	11,136	300,004
	N/A	N/A	162,500	325,000	487,500	—	—
Amanda L. Houghton	12/2/2014	1/2/2015	—	—	—	14,848	400,005
	N/A	N/A	137,500	275,000	412,500	—	—

(1) Mr. Peters’ award vests in three equal installments on January 2, 2015, January 2, 2016 and January 2, 2017. The awards granted to Mr. Milligan, Mr. Engstrom and Ms. Houghton each vest in one installment on January 2, 2018.

Outstanding Equity Awards Table at Fiscal 2015 Year-End
The following table presents information concerning outstanding equity awards held by our named executive officers as of December 31, 2015. Our named executive officers are generally entitled to dividends paid on unvested shares and do not hold any option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Scott D. Peters (2)	150,641	4,062,788
Robert A. Milligan (3)	66,136	1,783,688
Mark D. Engstrom (4)	31,136	839,738
Amanda L. Houghton (5)	31,098	838,713

(1) Based on the closing price of our common stock on the NYSE as of December 31, 2015 of $26.97.
(2) Reflects (i) 31,250 restricted shares of our common stock, which vest and become non-forfeitable on January 1, 2016, (ii) 59,696 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2016 and (iii) 59,695 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2017.

(3) Reflects (i) 12,500 restricted shares of our common stock, which vest and become non-forfeitable on January 3, 2016, (ii) 20,000 restricted shares of our common stock, which vest and become non-forfeitable on February 27, 2016, (iii) 10,000 restricted shares of our common stock, which vest and become non-forfeitable on June 14, 2016, (iv) 12,500 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2017 and (v) 11,136 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2018.

(4) Reflects (i) 20,000 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2017 and (ii) 11,136 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2018.

(5) Reflects (i) 16,250 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2017 and (ii) 14,848 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2018.

Option Exercises and Stock Vested Table - Fiscal 2015
The following table shows the number of shares of common stock subject to stock awards that vested and the value realized upon vesting of such shares for each of the named executive officers during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Scott D. Peters (2)	90,946	2,450,085
Robert A. Milligan (3)	7,500	202,050
Mark D. Engstrom (4)	20,000	538,600
Amanda L. Houghton (5)	20,000	538,600

(1) The value realized for restricted common stock awards was based upon the closing price of our common stock on the applicable vesting date.
(2) Reflects 90,946 shares of common stock that vested pursuant to the terms of Mr. Peter’s restricted common stock grants on January 1, 2015 and January 2, 2015.
(3) Reflects 7,500 shares of common stock that vested pursuant to the terms of Mr. Milligan’s restricted common stock grants on January 1, 2015.
(4) Reflects 20,000 shares of common stock that vested pursuant to the terms of Mr. Engstrom’s restricted common stock grant on December 24, 2015.
(5) Reflects 20,000 shares of common stock that vested pursuant to the terms of Ms. Houghton’s restricted common stock grant on December 24, 2015.
Potential Payments upon Termination or Change in Control
Summary of Potential Payments upon Termination of Employment.    We are a party to an employment agreement with each of our named executive officers, which provide certain benefits to each executive in the event of his or her termination of employment with us under certain conditions. In each case, the amount of the benefits varies depending on the reason for the termination. The following is a summary description of the benefits provided under each executive’s employment agreement as in effect as of December 31, 2015.
Termination without Cause; Resignation for Good Reason.    If we terminate the executive’s employment without Cause, or he or she resigns for Good Reason (as such terms are defined in the applicable employment agreement), the applicable executive will be entitled to the following benefits:

•	A prorated bonus for the year in which the termination occurs (based on the executive’s period of service during the year).

•	A lump sum cash severance payment equal to:

•	in the case of Mr. Peters, three times the sum of (i) his then-current base salary and (ii) his target bonus for the fiscal year in which the date of termination occurs; and

•	in the case of Mr. Milligan, Mr. Engstrom and Ms. Houghton, two times his or her then-current base salary.

•	Payment by the Comapny of premiums to continued healthcare coverage under COBRA for 18 months in the case of Mr. Peters, or six months in the case of Mr. Milligan, Mr. Engstrom and Ms. Houghton.

•	Immediate vesting of the executive’s then-outstanding and unvested equity awards.
In each case, the executive’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company.
Disability.    If we terminate the executive’s employment by reason of his or her disability, the executive will be entitled to payment by the Company of premiums to continue healthcare coverage under COBRA, for 18 months in the case of Mr. Peters, or six months in the case of Mr. Milligan, Mr. Engstrom and Ms. Houghton. In addition, the executive’s then-outstanding and unvested equity awards will become immediately vested.
Death.    In the event of a termination due to death, the executive’s then-outstanding and unvested equity awards will become immediately vested.
Non-Compete Agreement.    Each of our named executive officers entered into a non-compete and non-solicitation agreement with us. These agreements generally require the executives to refrain from competing with us within the U.S. and soliciting our customers, vendors, or employees during their employment with us through the occurrence of a change in control (or such shorter period as required by applicable law) in the case of Mr. Peters, or for one year after termination in the case Mr. Milligan, Mr. Engstrom and Ms. Houghton. These agreements also limit each executive’s ability to disclose or use any of our confidential business information or practices.

The following table summarizes the value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment on December 31, 2015 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2015, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Termination for Cause or Resignation Without Good Reason ($)	Termination Without Cause or Resignation For Good Reason ($)	Death ($)	Disability ($)
Scott D. Peters
Cash Severance (1)	—	7,200,000	—	—
Benefit Continuation (2)	—	29,448	—	29,448
Value of Unvested Equity Awards (3)	—	4,062,788	4,062,788	4,062,788
Total	—	11,292,236	4,062,788	4,092,236
Robert A. Milligan
Cash Severance (4)	—	600,000	—	—
Benefit Continuation (2)	—	9,816	—	9,816
Value of Unvested Equity Awards (3)	—	1,783,688	1,783,688	1,783,688
Total	—	2,393,504	1,783,688	1,793,504
Mark D. Engstrom
Cash Severance (4)	—	650,000	—	—
Benefit Continuation (2)	—	9,816	—	9,816
Value of Unvested Equity Awards (3)	—	839,738	839,738	839,738
Total	—	1,499,554	839,738	849,554
Amanda L. Houghton
Cash Severance (4)	—	600,000	—	—
Benefit Continuation (2)	—	9,816	—	9,816
Value of Unvested Equity Awards (3)	—	838,713	838,713	838,713
Total	—	1,448,529	838,713	848,529

(1) Represents a lump sum cash severance payment equal to three times the sum of (i) Mr. Peters’ then-current base salary and (ii) his then-current target bonus.
(2) Represents company-paid COBRA for medical, dental and vision coverage based on 2015 rates for (i) 18 months in the case of Mr. Peters, or (ii) six months in the case of Mr. Milligan, Mr. Engstrom and Ms. Houghton.

(3) Represents the value of unvested equity awards that vest upon the designated event pursuant to the executive’s employment agreement as described above. Awards of restricted common stock are valued based upon the closing price of our common stock on the NYSE as of December 31, 2015 of $26.97.

(4) Represents a lump sum cash severance payment equal to two times the executive’s then-current base salary.

Summary of Potential Payments upon a Change in Control.    Pursuant to the 2006 Incentive Plan, equity awards under the plan (including awards held by our named executive officers) would generally vest upon the occurrence of a change in control of the Company (as defined in the plan) only if they are not assumed or otherwise continued after the transaction or, in the event such award is assumed or otherwise continued after the transaction, if the holder’s employment is terminated by us without Cause or by the holder for Good Reason within one year after the change in control. The following table summarizes the value of each executive’s outstanding equity awards that may have vested in connection with a change in control as of December 31, 2015.

Name	Change in Control ($)
Scott D. Peters
Value of Unvested Equity Awards (1)	4,062,788
Total	4,062,788
Robert A. Milligan
Value of Unvested Equity Awards (1)	1,783,688
Total	1,783,688
Mark D. Engstrom
Value of Unvested Equity Awards (1)	839,738
Total	839,738
Amanda L. Houghton
Value of Unvested Equity Awards (1)	838,713
Total	838,713

(1) Represents the value of unvested awards of restricted common stock, which are valued based upon the closing price of our common stock on the NYSE as of December 31, 2015 of $26.97.
Other Change in Control Provisions. If a change in control of the Company occurs, Mr. Peters would be entitled under his employment agreement to terminate his employment for any reason within 90 days after the change in control and receive the severance benefits described above. This change in control provision is not included in our other named executive officers’ employment agreements, and our Compensation Committee does not presently intend to include this provision in future employment agreements with any newly hired executives.

EQUITY COMPENSATION PLANS
The following table gives information as of December 31, 2015 about the common stock that may be issued under the 2006 Incentive Plan.

Plan Category (1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (#)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity compensation plans approved by security holders	140,840	—	—
Equity compensation plans not approved by security holders	1,019,000	—	2,314,329
Total	1,159,840	—	2,314,329

(1) The 2006 Incentive Plan was initially approved by our stockholders. In February 2011, our Board of Directors approved an increase in the shares that may be issued under the plan from 1,000,000 to 5,000,000. This increase was not approved by stockholders. Accordingly, the remaining shares under the plan are reflected in the table above under “Equity compensation plans not approved by security holders.”

(2) Does not include 487,850 outstanding restricted shares granted under the 2006 Incentive Plan.
2006 Incentive Plan
We have adopted the 2006 Incentive Plan, which we use to attract and retain qualified independent directors, employees, officers and consultants providing services to us who are considered essential to our long-term success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. The 2006 Incentive Plan provides for granting awards in the following forms:

•	options to purchase shares of our common stock;

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted common stock, which is subject to restrictions on transferability and other restrictions set by the committee;

•	restricted stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, in the future;

•	deferred stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of our common stock underlying an award; and/or

•	other stock based awards in the discretion of the plan administrator, including unrestricted stock grants and units of our operating partnership.
Any such awards will provide for exercise prices, where applicable, that are not less than the fair market value of our common stock on the date of the grant. Any shares issued under the incentive stock plan will be subject to the ownership limits contained in our charter.
Our Board of Directors or a committee of our independent directors administers the 2006 Incentive Plan, with sole authority to select participants, determine the types of awards to be granted and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting and/or exercise of the awards would jeopardize our qualification as a REIT under the Internal Revenue Code (the “Code”) or otherwise violate the ownership and transfer restrictions imposed under our charter.

The maximum number of shares of our common stock that may be issued upon the exercise or grant of an award under the 2006 Incentive Plan is 5,000,000. In the event of a nonreciprocal corporate transaction that causes the per share value of our common stock to change, such as a stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the share authorization limits of the incentive stock plan will be adjusted proportionately. Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Incentive Plan will again be available for subsequent awards under the plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2006 Incentive Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan. To the extent that an award is settled in cash or in a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2006 Incentive Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option granted under the 2006 Incentive Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. By way of example only, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability (as defined in the plan):
•all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable;
•all time-based vesting restrictions on that participant’s outstanding awards will lapse; and
•the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of the Company (as defined in the plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or our Board of Directors:
•all outstanding options and stock appreciation rights and other outstanding awards in the nature of rights that may be exercised will become fully vested and exercisable;
•all time-based vesting restrictions on outstanding awards will lapse as of the date of termination; and
•the payout level under outstanding performance-based awards will be determined and deemed to have been earned as of the effective date of the change in control based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the change in control.
In addition, with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the plan), then:
•all of that participant’s outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully vested and exercisable;
•all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and
•the payout level under all of that participant’s performance-based awards that were outstanding immediately prior to effective time of the change in control will be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.

The 2006 Incentive Plan will automatically expire on the tenth anniversary of the date on which it is adopted, unless extended or earlier terminated by the Board of Directors. The Board of Directors may terminate the plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. The Board of Directors may amend the plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of the Board of Directors, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of the plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The Board of Directors may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by the stockholders or otherwise permitted by the anti-dilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
Under Section 162(m) of the Code, a public company generally may not deduct compensation in excess of $1 million paid to its Chief Executive Officer and certain other executive officers, although there is an exemption for “performance-based compensation” that meets certain requirements under Section 162(m). Awards granted under the plan currently would not satisfy these requirements. In order for awards granted under the plan to be exempt, the 2006 Incentive Plan must be amended to comply with the exemption conditions and be resubmitted for approval by our stockholders. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations and, accordingly, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record as of the close of business on April 22, 2016 without charge upon written request addressed to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. A reasonable fee will be charged for copies of exhibits. You may access our Annual Report on Form 10-K for the year ended December 31, 2015 at www.htareit.com.
PROPOSALS FOR 2017 ANNUAL MEETING OF STOCKHOLDERS
Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2017 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, no later than January 16, 2017, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act.
If a stockholder wishes to present a director nomination or other business proposal at the 2017 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than December 17, 2016 and no later than 5:00 p.m., Mountain Time, on January 16, 2017. Any stockholder nominations or proposals not received by us by 5:00 p.m., Mountain Time, on January 16, 2017, will be considered untimely and will be excluded from consideration at the meeting. In addition, our current bylaws include other requirements for the nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.
OTHER MATTERS
The only business to come before the 2016 Annual Meeting of which management is aware is set forth in this proxy statement. If any other business does properly come before the 2016 Annual Meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote all proxies in their discretion.
It is important that proxies be returned promptly. Therefore, stockholders are urged to follow the voting instructions in the accompanying Notice or proxy card.

NON-GAAP FINANCIAL MEASURES
FFO and Normalized FFO
We compute FFO in accordance with the current standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO, as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from the sales of real estate property and impairment write-downs of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present this non-GAAP financial measure because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real asset values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
Our methodology for calculating FFO may be different from methods utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. FFO should be reviewed in connection with other GAAP measurements.
We also compute Normalized FFO, which excludes from FFO: (i) acquisition-related expenses; (ii) gain or loss on change in fair value of derivative financial instruments; (iii) gain or loss on extinguishment of debt; (iv) noncontrolling income or loss from partnership units included in diluted shares; and (v) other normalizing items. We present this non-GAAP financial measure because it allows for the comparison of our operating performance to other REITs and between periods on a consistent basis. Our methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs. Normalized FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. Normalized FFO should be reviewed in connection with other GAAP measurements.

The following is the reconciliation of our FFO and Normalized FFO to net income attributable to common stockholders for the years ended December 31, 2015 and 2014 (in thousands, except per share data):

	Year Ended December 31,
	2015	2014
Net income attributable to common stockholders	$32,931	$45,371
Depreciation and amortization expense	152,846	140,269
Gain on sales of real estate, net	(152)	(27,894)
Impairment	2,581	—
FFO attributable to common stockholders	$188,206	$157,746
Acquisition-related expenses	4,555	9,545
Loss on change in fair value of derivative financial instruments, net	769	2,870
(Gain) loss on extinguishment of debt, net	(123)	4,663
Noncontrolling income from partnership units included in diluted shares	514	490
Other normalizing items, net (1)(2)	1,999	1,325
Normalized FFO attributable to common stockholders	$195,920	$176,639

Net income attributable to common stockholders per diluted share	$0.26	$0.37
FFO adjustments per diluted share, net	1.21	0.93
FFO attributable to common stockholders per diluted share	$1.47	$1.30
Normalized FFO adjustments per diluted share, net	0.06	0.16
Normalized FFO attributable to common stockholders per diluted share	$1.53	$1.46

Weighted average diluted common shares outstanding	128,004	121,168

(1) For the year ended December 31, 2014, other normalizing items primarily include the write-off of deferred financing costs related to refinancing our Unsecured Credit Agreement.
(2) For the year ended December 31, 2015, other normalizing items primarily include the acceleration of management fees paid in connection with an acquisition-related management agreement that was entered into at the time of acquisition for our Florida portfolio that was acquired in December 2013.

NOI, Cash NOI and Same-Property Cash NOI
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) acquisition-related expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense and net change in fair value of derivative financial instruments; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; and (viii) other income or expense. We believe that NOI provides an accurate measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the management of our properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests; and (iii) lease termination fees. We believe that Cash NOI provides another measurement of the operating performance of our operating assets. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, we calculate comparable amounts for a subset of our owned properties referred to as “Same-Property”. Same-Property Cash NOI excludes properties which have not been owned and operated during the entire span of all periods presented or are intended to be sold in the near term, notes receivable interest income and certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

The following is the reconciliation of our NOI, Cash NOI and Same-Property Cash NOI to net income for the years ended December 31, 2015 and 2014 (in thousands):

	Year Ended December 31,
	2015	2014
Net income	$33,557	$45,994
General and administrative expenses	25,578	24,947
Acquisition-related expenses	4,555	9,545
Depreciation and amortization expense	154,134	140,432
Impairment	2,581	—
Interest expense and net change in fair value of derivative financial instruments	58,876	60,359
Gain on sales of real estate, net	(152)	(27,894)
(Gain) loss on extinguishment of debt, net	(123)	4,663
Other expense (income)	1,426	(49)
NOI	$280,432	$257,997
Straight-line rent adjustments, net	(6,917)	(8,106)
Amortization of below and above market leases/leasehold interests, net	2,350	2,553
Lease termination fees	(33)	(48)
Cash NOI	275,832	252,396
Notes receivable interest income	—	(1,563)
Non Same-Property Cash NOI	(51,839)	(33,049)
Same-Property Cash NOI (1)	$223,993	$217,784
Same-Property Cash NOI percentage growth	2.9%

(1) Same-Property includes 257 buildings.
The following is the reconciliation of our NOI, Cash NOI and Same-Property Cash NOI to net income for each quarter in 2015 and the comparable quarter in 2014 (in thousands):

	Three Months Ended March 31,		Three Months Ended June 30,
	2015	2014	2015	2014
Net income	$6,942	$5,434	$9,488	$2,883
General and administrative expenses	6,575	6,299	6,224	5,903
Acquisition-related expenses	1,357	976	1,101	4,869
Depreciation and amortization expense	36,595	34,942	38,066	33,602
Impairment	—	—	1,655	—
Interest expense and net change in fair value of derivative financial instruments	16,369	14,090	13,665	15,729
Gain on extinguishment of debt, net	—	—	(121)	(365)
Other income	(15)	(26)	(4)	(14)
NOI	$67,823	$61,715	$70,074	$62,607
Straight-line rent adjustments, net	(2,019)	(2,100)	(2,066)	(1,553)
Amortization of below and above market leases, net	580	668	572	607
Lease termination fees	(11)	(13)	—	—
Cash NOI	66,373	60,270	68,580	61,661
Notes receivable interest income	—	(781)	—	(564)
Non Same-Property Cash NOI	(9,377)	(4,161)	(10,599)	(4,792)
Same-Property Cash NOI (1)	$56,996	$55,328	$57,981	$56,305
Same-Property Cash NOI percentage growth	3.0%		3.0%

(1) Same-Property includes 268 buildings for the three months ended March 31 and June 30, respectively.

	Three Months Ended September 30,		Three Months Ended December 31,
	2015	2014	2015	2014
Net income	$6,554	$16,220	$10,573	$21,457
General and administrative expenses	6,430	5,935	6,349	6,810
Acquisition-related expenses	907	2,802	1,190	898
Depreciation and amortization expense	40,518	35,802	38,955	36,086
Impairment	—	—	926	—
Interest expense and net change in fair value of derivative financial instruments	16,822	12,988	12,020	17,552
Gain on sales of real estate, net	(152)	(11,766)	—	(16,128)
Loss (gain) on extinguishment of debt, net	14	5,028	(16)	—
Other (income) expense	(72)	(1)	1,517	(8)
NOI	$71,021	$67,008	$71,514	$66,667
Straight-line rent adjustments, net	(1,750)	(2,526)	(1,082)	(1,927)
Amortization of below and above market leases/leasehold interests, net	603	617	595	661
Lease termination fees	(5)	(26)	(17)	(9)
Cash NOI	69,869	65,073	71,010	65,392
Notes receivable interest income	—	(187)	—	(31)
Non Same-Property Cash NOI	(10,392)	(7,193)	(8,523)	(4,730)
Same-Property Cash NOI (1)	$59,477	$57,693	$62,487	$60,631
Same-Property Cash NOI percentage growth	3.1%		3.1%

(1) Same-Property includes 262 and 271 buildings for the three months ended September 30 and December 31, respectively.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E07108-P74953

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEALTHCARE TRUST OF AMERICA, INC.

The Board of Directors recommends you vote "FOR ALL NOMINEES" in Proposal 1, and "FOR" Proposal 2. If this proxy is duly executed and returned and no voting instructions are given, such proxy will be voted "FOR ALL NOMINEES" named in Proposal 1 and "FOR" Proposal 2.

Nominees:

	For	Against	Abstain
1a. Scott D. Peters	☐	☐	☐
1b. W. Bradley Blair, II	☐	☐	☐
1c. Maurice J. DeWald	☐	☐	☐
1d. Warren D. Fix	☐	☐	☐
1e. Peter N. Foss	☐	☐	☐
1f. Daniel S. Henson	☐	☐	☐
1g. Larry L. Mathis	☐	☐	☐
1h. Gary T. Wescombe	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan on attending the Annual Meeting of Stockholders on July 7, 2016.	☐	☐

You may obtain directions to attend the 2016 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. by calling (480) 998-3478.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E07109-P74953

HEALTHCARE TRUST OF AMERICA, INC.
Annual Meeting of Stockholders
July 7, 2016 9:00 AM MST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Scott D. Peters and Robert A. Milligan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HEALTHCARE TRUST OF AMERICA, INC. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, MST on July 7, 2016, at the Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side